Exhibit 10.1

ECONOMIC DEVELOPMENT AGREEMENT

RIVIAN HORIZON, LLC

AND

THE STATE OF GEORGIA

AND THE GEORGIA DEPARTMENT OF ECONOMIC DEVELOPMENT;

AND

JOINT DEVELOPMENT AUTHORITY OF JASPER COUNTY, MORGAN COUNTY,

NEWTON COUNTY AND WALTON COUNTY

SIGNING DATE:

May 2, 2022

EXHIBITS

EXHIBIT A – JDA PROPERTY DESCRIPTION

EXHIBIT A-1 – JDA PROPERTY DEPICTION

EXHIBIT A-2 – OPTION PROPERTY DEPICTION

EXHIBIT A-3 – TRAILING TRACT DEPICTION

EXHIBIT A-4 – JDA DUE DILIGENCE

EXHIBIT A-5 – OPTION AGREEMENT LIMITATIONS AND OTHER DISCLOSURES

EXHIBIT A-6 – GDECD PRELIMINARY SERVICES

EXHIBIT A-7 – PERMITTED ENCUMBRANCES

EXHIBIT A-8 – PROJECT SCHEDULE

EXHIBIT A-9 – CURRENT SITE PLAN

EXHIBIT A-9-1 – PRIOR SITE PLAN

EXHIBIT A-10-1 – PROJECT SITE PUBLIC ROADWAY IMPROVEMENTS LAYOUT

EXHIBIT A-10-2 – PROJECT SITE ENTRANCE LAYOUT

EXHIBIT A-10-3 – GEORGIA DEPARTMENT OF TRANSPORTATION COMMITMENT LETTER

EXHIBIT A-11-1 – CURRENT GRADING PLANS AND SPECIFICATIONS

EXHIBIT A-11-2 – PRIOR GRADING PLANS AND SPECIFICATIONS

EXHIBIT B – EXISTING TAX STATUTES AND PROPERTY TAX SCHEDULE

EXHIBIT C – QUICK START TRAINING PROGRAM

EXHIBIT D – FORM OF PERFORMANCE & ACCOUNTABILITY AGREEMENT AND FORM OF MEMORANDUM OF UNDERSTANDING

EXHIBIT D-1 – COMPETITIVE PROJECT OF REGIONAL SIGNIFICANCE LETTER

EXHIBIT E – PAYMENTS IN LIEU OF PROPERTY TAX SCHEDULE

EXHIBIT F – PERFORMANCE STANDARDS FOR LAND COST AND PROPERTY TAX INCENTIVES

EXHIBIT F-1 – FORM OF ANNUAL REPORT

EXHIBIT F-2 – ILLUSTRATION OF RECOUPMENT PAYMENT CALCULATION

EXHIBIT G – ENVIRONMENTAL DISCLOSURES

EXHIBIT H – FORM OF EARLY ACCESS AGREEMENT

EXHIBIT I – FORM OF STATE LEASE

EXHIBIT J – UTILITY LETTERS

EXHIBIT K – DUE DILIGENCE ITEMS FOR CONFIRMATION CERTIFICATE

EXHIBIT L – STANTON SPRINGS ZONING ORDINANCE

EXHIBIT M – WALTON COUNTY TREE ORDINANCE

EXHIBIT N – LETTER FROM WALTON COUNTY PLANNING DEPARTMENT

ECONOMIC DEVELOPMENT AGREEMENT

THIS ECONOMIC DEVELOPMENT AGREEMENT (“Agreement”), is hereby made and entered into effective as of the 2nd day of May, 2022 (the “Signing Date”), by and among RIVIAN HORIZON, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), the STATE OF GEORGIA (the “State”) acting by and through the GEORGIA DEPARTMENT OF ECONOMIC DEVELOPMENT (the “GDEcD”); and the JOINT DEVELOPMENT AUTHORITY OF JASPER COUNTY, MORGAN COUNTY, NEWTON COUNTY AND WALTON COUNTY, a public body corporate and politic of the State of Georgia (the “JDA”). RIVIAN AUTOMOTIVE, LLC (“Rivian Automotive”) has executed this Agreement in order to agree to those provisions which are applicable to it.

The State, the GDEcD and the JDA may from time to time be referred to individually as a “Public Party” and collectively may be referred to as the “Public Parties”. Further, the Company and the Public Parties may from time to time be referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, GDEcD, the JDA, and the Company believe that the State possesses economic strengths, business opportunities and workforce attributes that support the business objectives of the Company; and

WHEREAS, the Public Parties enthusiastically support and encourage business and industrial development in the State, including the principal supporting elements of quality education and workforce training; and

WHEREAS, the Company has committed to locate an electric vehicle manufacturing plant on land located in Morgan County, Newton County and the City of Social Circle, Georgia (the “Project”); and

WHEREAS, the Company, through the Project, as outlined in this Agreement, is committing to create 7,500 new jobs in Georgia with average annual wages of $56,000, and to make a capital investment totaling $5,000,000,000 (collectively, the “Company Commitments”); and

WHEREAS, the Public Parties and the Company have bargained for the incentives set forth herein for the purpose of inducing the Company to commence the Project and make the investment and employment commitments outlined herein.

NOW, THEREFORE, in consideration of the recitals above and the mutual promises and covenants contained below and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

DEFINITIONS

“Access Agreement” has the meaning set forth in Section 2.2(d).

“Affiliate” means an entity which is a direct or indirect subsidiary of the Company, a company at least 50% of the equity ownership of which is held by the Company, or a direct or indirect subsidiary thereof, or a company which directly or indirectly is under common control with the Company.

“Agreement” has the meaning set forth in the introductory paragraph.

“Annual Assistance Amount” has the meaning set forth in Exhibit F.

“Annual Center Costs” has the meaning set forth in Section 4.2(a).

“Annual Report” has the meaning set forth in Exhibit F.

“Assessing BOA” has the meaning set forth in Section 3.7.

“Average Attainment Percentage” has the meaning set forth in Exhibit F.

“Boards of Assessors” has the meaning set forth in Section 3.6(l).

“Center” has the meaning set forth in Section 4.2.

“Center Construction Funds” has the meaning set forth in Section 4.2.

“Center Option Price” has the meaning set forth in Section 4.2(g).

“Closing” has the meaning set forth in Section 5.3.

“Closing Date” has the meaning set forth in Section 5.3.

“Code” means the Official Georgia Code Annotated, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph.

“Company Commitments” has the meaning set forth in the recitals.

“Company Due Diligence” has the meaning set forth in Section 2.2(b)(ii)(A).

“Company Employees” has the meaning set forth in Section 1.1.

“Company Representatives” has the meaning set forth in Section 2.1(a)(i).

“Confirmation Certificate” has the meaning set forth in Section 2.3(a).

“Current Site Plan” has the meaning set forth in Section 2.4.

“Definitive Documents” has the meaning set forth in Section 3.6(k).

“Development Authorities Law” has the meaning set forth in 1.3(c).

“DOT” has the meaning set forth in Section 2.4(d).

“Due Diligence” has the meaning set forth in Section 2.2(b)(ii)(A).

“Due Diligence Materials” has the meaning set forth in Section 2.2(a).

“Early Access Agreement” has the meaning set forth in Section 2.1(a)(ii).

“Facility Site” means the Project Site less and except the Retained Property.

“Final Option Price” has the meaning set forth in Section 3.6(h)(iii).

“Force Majeure” has the meaning set forth in Section 7.3.

“Freeport Tax Exemption” has the meaning set forth in Section 3.7.

“FTE Positions” has the meaning set forth in Exhibit F.

“FTZ Board” has the meaning set forth in Section 3.5.

“GDEcD” has the meaning set forth in the introductory paragraph.

“GDEcD Preliminary Services” has the meaning set forth in Section 2.2(c).

“GDOL” has the meaning set forth in Section 3.4.

“GFTZ” has the meaning set forth in Section 3.5.

“Grading Work” has the meaning set forth in Section 2.4(a).

“Indemnitees” has the meaning set forth in Section 3.6(o).

“Intellectual Property” means all intellectual property and other similar proprietary rights in, arising out of, or related to the following, in any jurisdiction worldwide, whether registered or unregistered: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyright protected works, other works of authorship, semiconductor mask works, architectural plans, designs, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any associated “moral” rights therein (“Copyrights”); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; (f) Internet domain name registrations and social media accounts and handles, and all content associated with the same, whether or not copyrightable; and (g) industrial designs, and all patents, registrations, applications for registration, and renewals thereof.

“Investment Commitment” has the meaning set forth in Section 1.1.

“Investment Attainment Percentage” has the meaning set forth in Exhibit F.

“JDA” has the meaning set forth in the introductory paragraph.

“JDA Deed” has the meaning set forth in section 2.3(a).

“JDA Due Diligence” has the meaning set forth in Section 2.2(b)(i).

“JDA Grant” has the meaning set forth in Section 3.1(b).

“JDA Property” has the meaning set forth in Section 2.1(a).

“Jobs Attainment Percentage” has the meaning set forth in Exhibit F.

“Jobs Commitment” has the meaning set forth in Section 1.1.

“Mega-Projects Job Tax Credit” has the meaning set forth in Section 3.2(b).

“Memorandum of Understanding” means that certain memorandum of understanding in substantially the form attached hereto as Exhibit D.

“Morgan Board” means the Morgan County Board of Tax Assessors.

“Newton Water Authority” has the meaning set forth in Section 2.4(c).

“New Lease” has the meaning set forth in Section 3.6(g).

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Option Property” has the meaning set forth in Section 2.1(a).

“Outside Closing Date” has the meaning set forth in Section 5.4(d).

“Party” has the meaning set forth in the introductory paragraph.

“Performance and Accountability Agreement” means that certain performance and accountability agreement in substantially the form attached hereto as Exhibit D.

“Performance Period” means the time period in which investment and employment made and created by the Company are monitored for the purpose of determining whether the Performance Standards for such incentive have been met, as applicable.

“Performance Standards” with respect to an incentive, means the minimum level of investment and employment which the Company must make and create within the Performance Period for such incentive in order to avoid any repayment of such incentive, as applicable.

“Permitted Encumbrances” means those matters identified on Exhibit A-7 hereto.

“PILOT Agreement” has the meaning set forth in Section 3.6(l),

“PILOT Payments” has the meaning set forth in Section 3.6(l).

“Prior Site Plan” has the meaning set forth in Section 2.4.

“Project” has the meaning set forth in the recitals.

“Project Bonds” has the meaning set forth in Section 1.3(d).

“Project Development Grant” has the meaning set forth in Section 3.1(a).

“Project Intellectual Property” has the meaning set forth in Section 7.2(a).

“Project Schedule” has the meaning set forth in Section 2.3(b).

“Project Site” has the meaning set forth in Section 2.1(a).

“Public Parties” has the meaning set forth in the introductory paragraph.

“Public Roadway Improvements” has the meaning set forth in Section 2.4(d).

“Quick Start” has the meaning set forth in Section 4.1, and is more fully described in Exhibit C, attached hereto.

“REBA Grant Program” has the meaning set forth in the Performance and Accountability Agreement.

“Rental Agreement” has the meaning set forth in Section 3.6(g).

“Recoupment Payment” has the meaning set forth in Exhibit F.

“Retained Property” means the portion of the Project Site which is not to be rented to the Company under the Rental Agreement, as more fully described in Section 2.3(f).

“Revenue Sharing Agreement” means that certain Amended and Restated Intergovernmental Contract Re: Revenue Sharing Agreement for Stanton Springs and Stanton Springs North dated as of November 16, 2021 by and among the Issuer, Jasper County, Morgan County, Newton County, Walton County, the City of Social Circle, Jasper County School District, Morgan

County School District, Newton County School District, Walton County School District, City of Social Circle School District, Jasper County Board of Tax Assessors, Morgan County Board of Tax Assessors, Newton County Board of Tax Assessors, Walton County Board of Tax Assessors, Jasper County Tax Commissioner, Morgan County Tax Commissioner, Newton County Tax Commissioner and Walton County Tax Commissioner, as the same may be amended from time to time.

“Rivian Automotive” has the meaning set forth in the introductory paragraph.

“Road Abandonment” has the meaning set forth in Section 2.3(d).

“Signing Date” has the meaning set forth in the introductory paragraph.

“Site Infrastructure Work” has the meaning set forth in Section 2.4.

“Special Recoupment Payment” has the meaning set forth in Exhibit F.

“State” has the meaning set forth in the introductory paragraph.

“State Lease” has the meaning set forth in Section 2.3(g).

“Subsequent Option Price” has the meaning set forth in Section 3.6(h)(ii).

“Surveys” has the meaning set forth in Section 2.3(e).

“TCSG” has the meaning set forth in Section 3.4.

“Title Commitment” has the meaning set forth in Section 2.3(a).

“Title Company” has the meaning set forth in Section 2.3(a).

“Title Policy” has the meaning set forth in Section 2.3(e).

“Total Land Cost” has the meaning set forth in Exhibit F.

“Total Site Preparation Budget” has the meaning set forth in Section 2.4(a).

“Total Wetland Mitigation Budget” has the meaning set forth in Section 2.4(b).

“Trailing Tract” has the meaning set forth in Section 2.1(a)(ii).

“Trailing Tract Addition Date” has the meaning set forth in Section 2.1(a)(ii).

“Transaction Agreement” has the meaning set forth in Section 5.1(a).

“Walton Board” means the Walton County Board of Tax Assessors.

“Wetland Mitigation” has the meaning set forth in Section 2.4(b).

“Wetlands Permit” means the §404 permit to be issued by the U.S. Army Corps of Engineers which is required to authorize impacts to streams and wetlands pursuant to 33 U.S.C. § 1344.

PART I – GENERAL GOALS AND COMMITMENTS

1.1    COMPANY GOALS. The Company’s overall goal for the Project is the establishment of an electric vehicle manufacturing plant with an initial private business investment of $5,000,000,000 (as such goal may be increased at the option of the Company as provided in Section 3.6(b) below, the “Investment Commitment”) and the creation of new skilled jobs for full-time employees, directly employed by the Company or an Affiliate thereof (“Company Employees”), for 7,500 persons (the “Jobs Commitment”), by December 31, 2028, all to the economic benefit of the Public Parties and the Company.

1.2    PERFORMANCE STANDARDS/REPAYMENT

(a)    GENERAL. Subject to the Public Parties’ performance of their obligations set forth in this Agreement, as well as the satisfaction or waiver of the conditions precedent to Closing set forth in Part V of this Agreement, and subject to the Closing occurring, and in consideration of the benefits and incentives flowing to the Company as set forth herein, in the event the Company fails to meet the Performance Standards set forth below, the Company shall repay directly to the applicable Public Party all or a portion of the incentives in accordance with the provisions of this Section 1.2 and the Exhibits referred to herein.

(b)    PERFORMANCE STANDARDS—PROJECT DEVELOPMENT GRANT. The Performance Standards with respect to the Project Development Grant described in Section 3.1(a) below are outlined in the Performance and Accountability Agreement and shall be based upon the Company’s commitment to create a minimum of 7,500 new jobs for full-time employees at the Project and to invest a minimum of $5,000,000,000 at the Project by December 31, 2028. The Performance Standards and required repayments for failure to meet the same during the Performance Period which are applicable to the Project Development Grant are more fully set forth in the form of Performance and Accountability Agreement attached as Exhibit D hereto, and such Performance and Accountability Agreement, upon execution, will govern notwithstanding anything herein to the contrary.

(c)    PERFORMANCE STANDARDS—LAND COST AND PROPERTY TAX INCENTIVES. The Performance Standards with respect to the land costs described in Section 2.3(c) below and property tax incentives described in Section 3.6 below shall be based upon the Company’s commitment to create a minimum of 7,500 new jobs for full-time employees at the Project and to invest a minimum of $5,000,000,000 (or such greater amount as provided in Section 3.6(b) below) at the Project by December 31, 2028, subject to Force Majeure as described in Exhibit F below. Upon reaching the eighty percent (80%) combined performance level, the Company will have satisfied the basic Performance Standards, but it also must maintain such levels through the Performance Period specified in Exhibit F hereto. The Performance Standards with respect to land cost and property tax incentives, together with policies, reporting and repayments for failure to achieve and maintain such Performance Standards are more fully described on Exhibits F, F-1 and F-2 hereto.

1.3    PUBLIC PARTIES’ COMMITMENTS

(a)    OVERALL PUBLIC PARTY OBLIGATIONS. As more specifically provided in this Agreement, the Public Parties shall provide the following to the Company in connection with the Project:

(i)    The Facility Site in accordance with Section 2.1 and Section 2.3 hereof. The Facility Site will be acquired by the JDA, conveyed to the State, leased to the JDA pursuant to the State Lease and will be rented to the Company by the JDA pursuant to the Rental Agreement (as defined in Section 3.6(g) hereof);

(ii)    The JDA Due Diligence and the GDEcD Preliminary Services in accordance with Section 2.2 hereof;

(iii)    The Site Infrastructure Work in accordance with Section 2.4 hereof;

(iv)    The assistance with permits and approvals with respect to the Project and the Project Site described in Section 2.5 hereof;

(v)    The financial incentives with respect to the Project described in Part III hereof, including without limitation the project development grants described in Section 3.1 hereof, the State tax incentives described in Section 3.2 hereof for which Company is or may be eligible, and the real and personal property tax incentives undertaken in conjunction with the issuance of the Project Bonds as described in Section 3.6 hereof; and

(vi)    The workforce training facilities and training programs described in Part IV hereof.

(b)    STATE OBLIGATIONS. The GDEcD is responsible for overseeing all of the State’s activities and obligations for the Project. Pursuant to Section 3.3 of this Agreement, GDEcD shall appoint a dedicated government liaison to monitor and assist, as required, the performance of all activities of the Public Parties under this Agreement.

(c)    JDA OBLIGATIONS. The JDA has been duly created and is validly existing as an instrumentality of Jasper County, Morgan County, Newton County and Walton County, and is a public body corporate and politic, all as more particularly set forth in O.C.G.A. § 36-62-1 et seq. (the “Development Authorities Law”). The JDA will work with the State and local parties, to provide its obligations and commitments with respect to the Project Site and other matters, as more fully described in this Agreement. The JDA will provide the Company a point of contact to coordinate the work and activities to be undertaken by the JDA hereunder.

(d)    AVAILABILITY OF FUNDS. As of the Signing Date, GDEcD has funding within the REBA budget sufficient to make the Project Development Grant, as provided in Section 3.1(a). Additionally, GDEcD represents that the legislature, through the Amended Year 2022 Budget, has allocated $111,307,760 in funding to the Georgia Department of Community Affairs which will be used to pay for costs contemplated being funded through the JDA Grant. Furthermore,

GDEcD has provided the Company a commitment letter from the DOT with respect to the funding of the Public Roadway Improvements, a copy of which is attached hereto as Exhibit A-10-3. Finally, the JDA has provided written authorization from the JDA for the issuance of the JDA Taxable Revenue Bonds (Rivian Horizon, LLC Project), Series 2022, to be issued in an aggregate principal amount of up to $15,000,000,000 (the “Project Bonds”), as described in Section 3.6 below.

PART II – OBLIGATIONS OF PUBLIC PARTIES IN REGARD TO PROJECT SITE

2.1    PROJECT SITE.

(a)    PROJECT SITE. The “Project Site” will consist of forty-four (44) parcels of land containing approximately 1,978 acres in the aggregate, in the vicinity of Interstate Highway I-20 and US Highway 278 in Walton County and Morgan County, Georgia. A portion of the Project Site consisting of approximately 665.17 acres and consisting of three parcels, as more particularly described on Exhibit A and depicted on Exhibit A-1, is currently owned by the JDA (the “JDA Property”). The JDA currently holds options to purchase the balance of the Project Site (less public roadways to be abandoned) which consists of approximately 1,312.83 acres, as depicted on Exhibit A-2 (the “Option Property”). The Project Site will also include the roadways to be abandoned as described in Section 2.3(d), once the Road Abandonment is complete. Notwithstanding the foregoing, the final boundaries and acreage of the Project Site and the Facility Site will be determined by the Surveys prior to Closing in accordance with Section 2.3(e) below. The Project Site and the Facility Site, as applicable, shall be made available to the Company, as follows:

(i)    On and after the date hereof, the Company and the Company’s contractors, subcontractors, agents, employees, consultants, members, officers and other authorized representatives (collectively, the “Company Representatives”) shall have the right to enter the Project Site, as provided in Section 2.2(b)(ii) below, for the purpose of conducting due diligence activities and any other activities reasonably related to the Project.

(ii)    Following the acquisition by the JDA of the Option Property, less and except one tract consisting of approximately 272.2 acres as depicted on Exhibit A-3 hereto (the “Trailing Tract”), the JDA and the Company will enter into an early access agreement (the “Early Access Agreement”) in substantially the form attached hereto as Exhibit H, which will provide for access to the Project Site (less and except the Trailing Tract) for the Company. This Early Access Agreement may be entered into prior to the conveyance of the Project Site to the State, or after such conveyance and execution of the State Lease, at the option of the Company. Upon acquisition of the Trailing Tract by the State, the Early Access Agreement will be amended to include the Trailing Tract. The Trailing Tract will be acquired by the JDA not later than July 15, 2022 (the “Trailing Tract Addition Date”). Upon completion of the Road Abandonment, the Early Access Agreement will be amended to include the roadways so abandoned. Upon execution of the Early Access Agreement, the rights and obligations of the JDA and the Company under Section 2.2(b)(ii) below shall terminate and be of no further force or effect, except with respect to the Trailing Tract.

(iii)    The Facility Site will be made available to the Company on a long-term basis as of the Closing Date pursuant to the Rental Agreement. Upon execution of the Rental Agreement, the Early Access Agreement shall terminate and be of no further force or effect.

(iv)    Except as otherwise expressly set forth herein, Company acknowledges that the Facility Site will be provided to it “as-is” and with all faults. Except as specifically agreed to herein, the Public Parties have no obligation to make repairs, modifications, replacements or improvements to the Project Site, including without limitation the upkeep, demolition, removal, modification, or relocation of any structures or personal property on the Project Site. Company acknowledges and agrees that except as specifically set forth herein, the Public Parties do not make and specifically disclaim any other representations or warranties with respect to the Project Site. Except as otherwise expressly set forth herein, none of the Public Parties makes any warranty, either express or implied, as to the condition of the Project or that it will be suitable for the Company’s purposes and needs. The Facility Site shall be provided to the Company in all cases subject only to Permitted Encumbrances.

2.2    SITE DUE DILIGENCE; OTHER PRELIMINARY SERVICES

(a)    EXISTING PROJECT SITE DUE DILIGENCE. Prior to the Signing Date, (i) the Company has provided the Public Parties with plans for preliminary site design and preparation, including a concept plan, for the Project and (ii) the Public Parties have provided the Company with all information in its possession as of the Signing Date which is relevant for the Project’s purpose, including without limitation, any of the following information related to the Project Site in the possession of the Public Parties as of the Signing Date: all Phase I environmental site assessments and any Phase II environmental site assessments, as reasonably necessary, wetlands and stream delineation studies, boundary, ALTA and topographical surveys, geotechnical boring and analysis reports, threatened and endangered species reports, cultural resource study, traffic studies, developmental impact studies, title work and related feasibility analyses of the Project Site performed by or in the possession of the Public Parties as of the Signing Date (collectively, the “Due Diligence Materials”) each of which shall be certified to the Company.

(b)    ADDITIONAL PROJECT SITE DUE DILIGENCE.

(i)    JDA Due Diligence. The JDA agrees to conduct, for the benefit of itself and the Company, due diligence activities on the Project Site as outlined on Exhibit A-4 hereto (the “JDA Due Diligence”). The JDA has commenced such JDA Due Diligence prior to the Signing Date and shall cause all JDA Due Diligence to be conducted in accordance with all applicable federal, state and local laws, regulations and rules. The JDA shall promptly share all of the JDA Due Diligence with the Company. The JDA shall have the discretion to select all third-party vendors to perform the JDA Due Diligence and of generating associated reports which shall be promptly delivered to the Company upon receipt by the JDA. Exhibit A-4 may be amended from time to time by written agreement of the Parties hereto to include additional due diligence studies or activities, provide additional detail on the JDA Due Diligence to be conducted, to limit the scope of JDA Due Diligence, or for other purposes as may be mutually agreed upon by the Company and the JDA in writing. The JDA shall include the Company in any preliminary (oral or written) reports or other diligence, shall promptly provide Company a copy of all draft reports and shall provide Company a copy of all final reports generated, as a result of the JDA Due Diligence, within ten (10) days of completion of each report. The JDA shall pay the costs and expenses of the JDA Due Diligence identified at Exhibit A-4, up to the maximum amount set forth thereon. The JDA shall not have any obligation to conduct or pay for any additional JDA Due Diligence to the extent such costs exceed such maximum amount. The JDA and GDEcD shall cause all final reports generated as a result of the due diligence activities conducted under this Agreement to be addressed to, or otherwise assigned to (with the right to rely), the Company, its assignee or Affiliate in order to permit such entity to rely on such reports. To the extent permitted by law and subject to (i) any disclosure as required by court order, (ii) any disclosure as required by the Georgia Open Records Act, O.C.G.A. § 50-18-70, et seq., the Georgia Open Meetings Act, O.C.G.A. § 50-14-1 et seq., and/or the Georgia Trade Secrets Act, O.C.G.A. § 10-1-760 et seq. or other applicable law, (iii) any disclosure required in connection with the performance by the Public Parties of their duties and agreements hereunder, including in connection with the permitting or rezoning of the Project Site, if any, and (iv) any disclosure mutually agreed upon by the Parties, until the Closing, all such report(s) shall be held confidential except Company may share any of the reports with any of the Company Representatives and to such other parties as is reasonably required in connection with the Project. The Public Parties agree to keep the Company reasonably informed with respect to the status of the JDA Due Diligence and to share with the Company any information (written or oral) disclosed in connection thereto and with respect to the other activities described in this Section 2. In addition, the Public Parties agree to involve the Company as reasonably requested by the Company with respect to the activities described in this Section 2. The Public Parties will not (and will not cause or permit any other party to) enter into, amend, terminate, waive any default under or grant concessions regarding any contract that will be an obligation affecting the Facility Site subsequent to the Closing without the prior written consent of the Company in the Company’s sole discretion.

(ii)    Company Due Diligence.

(A)    Prior to the execution of the Early Access Agreement, Company and the Company Representatives may enter and access the Project Site for the purpose of conducting any due diligence activities on the Project Site (the “Company Due Diligence” and together with the JDA Due Diligence, the “Due Diligence”) and any other activities reasonably related to the Project. The Company shall have the responsibility of selecting all third-party vendors to perform the Company Due Diligence and of generating associated reports and for paying for all costs and expenses of the Company Due Diligence (to the extent it is not part of the JDA Due Diligence). The JDA covenants that it is seized of and has good and legal right to grant the foregoing rights and privileges, and that Company shall have quiet and peaceable possession, use and enjoyment of the rights and privileges set forth in this paragraph above, subject to the conditions, restrictions, reservations, contractual requirements, and easements affecting the property that are contained in the option agreements with respect to the Option Property (to the extent such conditions, restrictions, reservations, contractual requirements and easements are described on Exhibit A-5), and further subject to all other matters of public record in the chain of title to the Option Property.

(B)    Company, by its acceptance of this Agreement hereby agrees, for itself and its successors and assigns prior to the execution of the Early Access Agreement, that in initiating or performing any acts related to the Company Due Diligence on the Project Site, it shall: (a) prior to the execution of the Early Access Agreement, give the JDA reasonable notice before commencing any work or act on the Project Site (the contact of the JDA for this purpose is Shane Short, email: shane@choosewalton.com, phone: 770-299-4489); (b) prior to the execution of the Early Access Agreement, direct all communications regarding property access or the property owners to the JDA and specifically direct all contractors acting on behalf of the Company to do the same; (c) cause all investigative, surveying, soil sampling, or other similar work to be conducted in accordance with all applicable federal, state and local laws, regulations and rules; (d) prior to the execution of the Early Access Agreement, use reasonable efforts to keep all access driveways and public roads reasonably free of dirt and debris associated with its use of the Project Site to the extent caused by the Company or the Company Representatives; (e) cause all work that is commenced on the Project Site to be performed during reasonable hours, and performed expeditiously and in a good and workmanlike manner; (f) pay for and compensate all parties undertaking any work or supplying any materials for the construction and promptly remove, terminate or bond off any liens or claims whatsoever against the Project Site pertaining to said work or materials; and (g) provide the JDA a copy of all final reports generated as a result of the Company Due Diligence within ten (10) days of completion of each report without any representation or warranty and without additional cost or expenses to the Company.

(C)    Company agrees that, immediately following the conclusion of any of its due diligence activities, if such activities conclude prior to the execution of the Early Access Agreement, Company shall, at its sole cost and expense, restore to the Project Site to substantially the same condition prior to being disturbed by its testing and other activities to the extent caused by the Company or the Company Representatives.

(D)    Company will enter the Project Site at its own risk and, neither the JDA nor GDEcD will be responsible for injuries or damages to Company’s personnel or equipment except to the extent caused by the negligence or willful misconduct of a Public Party or their respective partners, officers, directors, members, agents, representatives, employees, tenants, invitees and licensees. Company agrees to defend, indemnify and hold harmless the JDA, GDEcD, and their respective partners, officers, directors, members, agents, representatives, employees, tenants, invitees and licensees, from and against any and all claims, costs, expenses, damages, and liabilities that said parties may suffer or incur arising out of the acts and omissions of Company, its agents, employees or contractors, in the use or exercise of any and all rights and privileges granted by this Agreement under this Section 2.2. Company shall and does hereby agree to indemnify and hold harmless and defend the JDA and GDEcD from the payment of any sum or sums of money to any person whomsoever (including third persons, subcontractors, Company, the JDA, GDEcD, and agents and employees of them) on account of claims or suits growing out of injuries to persons (including death) or damage to property (including property of the JDA) attributable to or arising out of the use of the right of entry by Company as herein provided, including the Company Due Diligence, regardless of whether same results from the claimed or actual, sole or joint, negligence of Company (its agents, employees or contractors) or any combination of these including (but without limiting the generality of the foregoing) all liens, garnishments, attachments, claims, suits, judgments, costs, attorney’s fees, cost of investigation and of defense, and excepting only those situations where the injuries or damage claimed have been caused by the negligence or willful misconduct on the part of the JDA or GDEcD, or their respective partners, officers, directors, members, agents, representatives, employees, tenants, invitees and licensees.

(E)    The temporary access rights granted herein shall be for the benefit of Company and the Company Representatives only, and such rights shall not be transferred by the Company in whole or in part (except as otherwise expressly set forth herein), without the prior written consent of the JDA. Such rights and obligations shall terminate and be of no further force or effect upon the execution of the Early Access Agreement, except with respect to the Trailing Tract until the Early Access Agreement is amended to include the Trailing Tract.

(c)    GDECD PRELIMINARY SERVICES. GDEcD shall pay the costs of retaining Thomas and Hutton to provide engineering and consulting services identified at Exhibit A-6 (the “GDEcD Preliminary Services”), up to the maximum amount set forth thereon, for the delivery of certain State and local incentives and to enable the Company to prepare and design a site layout. In the event that the costs of retaining Thomas and Hutton for the services identified at Exhibit A-6 exceed the maximum amount set forth thereon, then Company shall be responsible for the payment of such excess costs.

(d)    ACCESS AGREEMENT SUPERSEDED. This Agreement supersedes the Temporary Access, Reimbursement and Indemnity Agreement dated as of December 6, 2021 among the Parties (the “Access Agreement”) in all respects, and such agreement shall be of no further force or effect.

2.3    ACQUISITION OF PROJECT SITE

(a)    ACQUISITION OF OPTION PROPERTY. The JDA will acquire the Option Property pursuant to the option contracts and shall convey the Option Property to the State on or prior to the date which is sixty (60) days after the date the JDA acquires the Option Property, such that the State will acquire good, insurable title, in fee simple, to the Option Property, in each instance free and clear of any liens, encumbrances, easements or servitudes, other than Permitted Encumbrances, pursuant to deed in substantially the same form of deed that was delivered to the JDA when the JDA acquired the Option Property (the “JDA Deed”). Prior to exercising any option to acquire any of the Option Property, the JDA will provide the Company (at no expense to the Company) with respect to each of the parcels comprising the Option Property: (i) a title commitment (each, a “Title Commitment” and collectively, the “Title Commitments”) issued by First American Title Insurance Company (the “Title Company”), (ii) copies of all documents of public record referenced in each Title Commitment, (iii) an ALTA survey (including the following Table A Items: 1, 2, 3, 4, 7a, 8, 13, 14, 11(b) and 18), and (iv) written notice to the applicable owner of the applicable Option Property of any title or survey objections with respect thereto (each, an “Objection Notice”). Upon receipt and review of all of the items listed in (i), (ii), (iii) and (iv) in the preceding sentence for any one parcel comprising the Option Property, the Company shall give written notice to the JDA (which may be delivered by email to legal counsel to the JDA) of any comments to an Objection Notice which comments shall be incorporated into the final Objection Notice sent by the JDA to each owner of the applicable Option Property; provided, however, that the Company acknowledges that certain option agreements with respect to the Option Property grant owners a period of forty-five (45) days in which to respond to title objections, and in the interest of time, the JDA will prepare and the Company will review and provide comments on objection letters with respect to such parcels of Option Property prior to receiving the ALTA survey for such parcels (provided, however, the JDA agrees that each objection letter shall include a provision that allows the JDA to object to further matters upon receipt of the ALTA survey for such parcel of Option Property). The JDA shall promptly deliver any responses received from any owners of the Option Property with respect to any Objection Notice and shall provide updated Title Commitments, owner’s pro formas and Surveys to the Company for their review. In addition, the JDA shall provide to the Company a copy of a title policy, an updated title commitment (and all underlying title documents referenced therein) and updated ALTA survey with respect to the JDA Property, and the Company shall provide to the JDA written notice of any objection to such updated title commitment and ALTA survey, which notice of objection may be delivered by email to legal counsel to the JDA. Prior to exercising the option to acquire all of the Option Property, the JDA will seek from the Company written confirmation that (i) any title and survey objections of the Company (A) identified in any Objection Notice and (B) identified to the JDA with respect to the JDA Property, have been waived or have been resolved to the Company’s satisfaction, and (ii) the Company has reviewed and is satisfied with the Due Diligence items listed on Exhibit K which is attached hereto and made a part hereof with respect to the Option Property, and (iii) the Company has completed all Company Due Diligence with respect to the Option Property, except as otherwise noted by the Company. The Company’s delivery of such certificate (the “Confirmation Certificate”) is within its sole discretion, and neither the JDA nor the State shall have any obligation to acquire any Option Property prior to receiving the Confirmation Certificate. In the event that the Company is not satisfied with any of the Due Diligence or the Company Due Diligence or any of the objections in any Objection Notice have not been satisfied or waived, the Company may elect to not deliver the Confirmation Certificate and may instead deliver a written notice to the JDA and the State terminating this Agreement upon which all obligations set forth herein shall terminate in all respects. Provided, however, that the State or the JDA may in their sole discretion acquire all or any portion of the Option Property prior to receipt of the Confirmation Certificate, and in that event such acquisition shall be at the risk of the JDA and the State, and any matters of title, survey or Due Diligence not approved in advance by the Company shall not constitute Permitted Encumbrances. All matters of title and survey set forth in the Title Commitments and the ALTA surveys delivered to the Company pursuant to this subsection which are approved or waived by the Company in writing shall be considered Permitted Encumbrances as of the date of such waiver or approval. Delivery by the Company of a Confirmation Certificate shall constitute such written approval by the Company with respect to the Option Property identified therein as of the date of such Confirmation Certificate with respect to the matters specifically set forth therein and in all respects subject to all of the express provisions of this Agreement.

(b)    ACQUISITION SCHEDULE. The Parties will use their commercially reasonable efforts to cause the acquisition of (i) all of the Option Property (other than the Trailing Tract) by the JDA or the State to occur by June 27, 2022, in accordance with the project development schedule attached as Exhibit A-8 (the “Project Schedule”), and (ii) the Trailing Tract by the Trailing Tract Addition Date.

(c)    ACQUISITION COSTS. The State shall pay all costs associated with acquisition of the Option Property. Such costs shall include title and survey costs, title insurance costs associated with any policies of title insurance obtained by the State or the JDA to insure its respective interest in the Property, land acquisition costs, closing costs, rezoning and assemblage costs, and attorney’s fee costs as a result of work carried out in furtherance of Section 2.3 of this Agreement.

(d)    ROAD ABANDONMENT. Within fifteen (15) days of acquisition by the State of both sides of the roadways described in this Section below, the JDA and/or the State, at no cost or expense to the Company, will request and use commercially reasonable efforts to cause Morgan County and Walton County, as applicable, to convey the following portions of roadways to the State: (1) Davis Academy Road between its intersection with Darel Drive and Old Mill Road, (2) the entirety of Retreat Lane to the extent that it is a public road, and (3) Lynch Road/Sewell Church Road from its intersection with Davis Academy Road to its intersection with Interstate 20. Within thirty (30) days of receipt by the State of title to such roadways, the State shall cause such roadways to be abandoned (the “Road Abandonment”). Following the Road Abandonment, to the extent that a seller of any of the Option Property has a contractual right under an option agreement with the JDA to access the Option Property sold, which owners and their rights to access the Project Site are listed in items 1, 2 and 3 on Exhibit A-5 hereto, the State, the JDA and the Company will permit such seller to use the abandoned roads or another reasonable means to access such Option Property until the Closing Date (or such later date as provided in the option agreements, if the Company waives the closing condition set forth in Section 5.2(a)(xi) and the Closing occurs while any such seller has access rights under the applicable option agreement), via access routes that are in locations that are reasonably acceptable to the Company, the JDA and the State pursuant to easement agreements that are reasonably acceptable to Company, the JDA and the State, and provided such access does not materially and unreasonably interfere with the Company’s activities on the Project Site pursuant to this Agreement or the Early Access Agreement, as applicable.

(e)    TITLE AND SURVEYS FOR COMBINED PROPERTY. No later than thirty (30) days prior to the Closing Date, the JDA will obtain from the Title Company a title commitment

(showing the State as the fee owner of the Facility Site) for an ALTA extended coverage policy of title insurance insuring the interest of the Company in the Facility Site, having a policy date of the Closing Date, for an insured amount determined by the Company, and subject only to the Permitted Encumbrances with such endorsements as reasonably requested by the Company (the “Title Policy”), together with copies of all documents of public record which affect title to the Facility Site which have not been provided previously, and will provide the same to the Company. The amount of coverage to be provided under the Title Policy shall be determined by the Company in its sole discretion. The Company shall be solely responsible for paying for the title insurance premiums and other costs associated with obtaining the Title Policy (except as otherwise agreed to in writing by the Public Parties with respect to additional policies of title insurance insuring the interest of such Public Parties in the Project Site or to the extent necessary to cure a title or survey exception which the Public Parties have agreed to cure in writing). In addition, no later than thirty (30) days prior to the Closing Date, the JDA will obtain, at no cost to the Company, (i) an ALTA survey of the Facility Site, the Retained Property and the Project Site with inclusion of the following Table A Items: 1, 2, 3, 4, 7a, 8, 13, 14, 11(b) and 18, (ii) a topographical survey of the Facility Site, and (iii) a boundary survey of the Facility Site, the Retained Property and the Project Site (collectively, the “Surveys”) and shall provide copies of the Surveys to the Company. Prior to the Closing Date, the JDA shall cause the Surveys to be certified to the Company or its assignee and the Title Company and shall use commercially reasonable efforts to cause the surveyor to incorporate any reasonable comments proposed by the Company. The Surveys and the Title Policy shall include and be subject only to the Permitted Encumbrances. Notwithstanding anything to the contrary contained herein, in the event the updated Title Commitments or Surveys disclose a title or survey matter that was not included in the title commitment or ALTA surveys that were delivered to the Company prior to the delivery of the Confirmation Certificate by the Company and was not caused by the Company (the “New Title Matters”), the Company has the right to deliver written notice of such objection to the JDA, and the JDA has the right (but not the obligation) to cure such objection. If the New Title Matter (i) materially and adversely impacts the feasibility of developing or operation of the Project as contemplated herein, and (ii) the JDA refuses to cure such objection or such objection cannot be cured by the Outside Closing Date, the Company may deliver written notice to the JDA and the State terminating this Agreement upon which all obligations set forth herein shall terminate in all respects. In the event the Company does not object to the New Title Matters prior to the Closing Date in accordance with this subsection (e), the New Title Matters shall be deemed Permitted Encumbrances. The Public Parties shall not encumber the Facility Site in any respect without the prior written consent of the Company in the Company’s sole discretion. The Surveys (and the final legal descriptions for the Project Site, the Facility Site and the Retained Property set forth thereon) shall be subject to the reasonable approval of the Company, provided that no Permitted Encumbrance or other matter disclosed in the ALTA surveys delivered pursuant to Section 2.3(a) above shall constitute a reason for the Company to disapprove of the Surveys.

(f)    RETAINED PROPERTY. The Parties acknowledge and agree that the land to be rented to the Company under the Rental Agreement will not include that portion of the Project Site which consists of the new road to be constructed from Highway 278 to Old Mill Road and any portion of the Project Site between the new road and Highway 20, near the southern border of the Project Site, as generally shown on Exhibit A-9 hereto (the “Retained Property”). The Surveys will also delineate and include a legal description for the Retained Property.

(g)    STATE LEASE. Upon the acquisition of the Option Property (less and except the Trailing Tract) by the State, the State and the JDA shall enter into a lease agreement for the entire Project Site (less and except the Trailing Tract) in substantially the form attached hereto as Exhibit I (the “State Lease”). Upon acquisition of the Trailing Tract by the State, the State and the JDA agree to amend the State Lease to include the Trailing Tract in the property leased to the JDA thereunder. Upon completion of the Road Abandonment, the State and the JDA shall amend the State Lease to include the roadways so abandoned in the property leased to the JDA thereunder. The State and the JDA shall amend the State Lease to exclude the Retained Property from the property leased thereunder when such Retained Property has been identified in the Surveys. The State and the JDA hereby agree to extend the State Lease for an additional term of twenty-five (25) years, or for a term expiring on the day before the 50th anniversary of the execution of the State Lease, whichever term is less, upon receipt of a written request of the Company to the JDA that it desires to enter into the New Lease with the JDA, delivered not less than thirty (30) days prior to the expiration date of the Rental Agreement. As a condition to such extension of the State Lease and execution of the New Lease, the Company shall pay the Final Option Price described herein. So long as the Company is not in default beyond any applicable notice and cure periods hereunder or under the Rental Agreement, then except as expressly contemplated herein or in Section 9 of the State Lease, the State Lease shall not be amended or modified in any material respect without the prior written consent of the Company.

2.4    PROJECT SITE AND INFRASTRUCTURE IMPROVEMENTS. The proposed preliminary layout of the entire Project Site is shown on Exhibit A-9 (the “Current Site Plan”). Prior to preparation of the Current Site Plan, an earlier version of the site plan was prepared and is attached hereto as Exhibit A-9-1 (the “Prior Site Plan”). The Public Parties will provide the following infrastructure improvements with respect to the Project Site, in each instance at no cost or expense to the Company (collectively, the “Site Infrastructure Work”):

(a)    CLEARING AND GRADING OF 500 ACRES. The JDA shall contract for and cause to be completed the clearing, grubbing and mass grading of the 500-acre portion of the Facility Site shown on the Exhibit A-11-1. The State shall pay for the costs associated with all work described in this Section 2.4(a) (the “Grading Work”). The Grading Work shall be performed in accordance with the standards and specifications agreed to by the Parties and within the 500-acre location as set forth in Exhibit A-11-1 (the “Current Grading Plan”). Prior to preparation of the Current Grading Plan, an earlier version of the grading plan was prepared and is attached hereto as Exhibit A-11-2 (the “Prior Grading Plan”). In the event that (i) the changes to the Prior Grading Plan reflected in the Current Grading Plan, and (ii) any other change or changes to the scope, standards, specifications or location of the Grading Work requested by the Company, cause, in any manner, alone or together, the costs for the Grading Work to exceed the budgeted amount of $32,340,000 (the “Total Site Preparation Budget”), then the Company shall be responsible for the payment of all costs of the Grading Work above the Total Site Preparation Budget. The JDA will cause to be included in the contract for the Grading Work a liquidated damages clause with terms determined by the JDA in reasonable consultation with the Company. The contract for the Grading Work shall make the Company a third-party beneficiary with regard to the warranties and indemnities set forth therein as well as the enforcement of the liquidated damages clause, and the Company shall be entitled to receive any amounts recovered as a result of its efforts to enforce the liquidated damages clause and the JDA’s efforts to enforce the liquidated damages clause, after payment of or reimbursement to the JDA of any third-party costs or expenses of such efforts, including reasonable attorneys’ fees. In the event the Grading Work is completed for a cost less than the Total Site Preparation Budget, the Company shall not be entitled to any remaining portion of the Total Site Preparation Budget. The JDA and the State shall use their commercially reasonable efforts to cause the Grading Work to be completed in phases in accordance with the timing set out in the Project Schedule. If the Grading Work is not completed by the date which is ninety (90) days after the date shown for completion of the Grading Work on the Project Schedule, then the Company, upon written notice to the JDA and the State, shall have the right to complete the Grading Work at its sole cost and expense.

(b)    WETLAND MITIGATION. The Public Parties will at their sole cost obtain the stream and wetland mitigation credits required in connection with obtaining the Wetland Permit which is part of the JDA Due Diligence described in Section 2.2(b) above and on Exhibit A-4 hereto (the “Wetland Mitigation”), and shall use commercially reasonable efforts to obtain the required Wetland Permit. In the event that (i) the changes to the Prior Grading Plan reflected in the Current Grading Plan, (ii) the changes to the Prior Site Plan reflected in the Current Site Plan, (iii) any changes or modifications to the Current Site Plan requested by the Company, or (iii) any other changes to the Current Grading Plan requested by the Company, cause, in any manner, alone or together, the costs of the Wetland Mitigation to exceed $14,397,753.20 (the “Total Wetland Mitigation Budget”), then the Company shall be responsible for the payment of all costs of the Wetland Mitigation above the Total Wetland Mitigation Budget directly arising from or attributable to such changes or modifications. In the event the Wetland Mitigation is completed for a cost less than the Total Wetland Mitigation Budget, the Company shall not be entitled to any remaining portion of the Total Wetland Mitigation Budget. The Public Parties shall cause the completion of the Wetland Mitigation to occur on or prior to March 31, 2023.

(c)    UTILITIES. Water and wastewater infrastructure and services are to be provided to the Project Site by the Newton County Water and Sewerage Authority (the “Newton Water Authority”). The JDA will use its commercially reasonable efforts (i) to coordinate with the Newton Water Authority in assisting the Company in obtaining water and wastewater service to the Project Site as desired by the Company, (ii) to cause a third party provider to provide electric distribution lines to a mutually agreeable point of service on the Project Site, (iii) to cause Tri-Cities Gas to provide natural gas distribution lines to a mutually agreeable point of service on the Project Site, (iv) to cause a third party provider to provide telecommunications services (including without limitation fiber services) for the Project Site, and (v) to assist the Company with negotiating contracts for services and lines on terms and conditions as favorable to the Company as those offered to other comparable institutional customers. A letter from the Newton Water Authority regarding availability of service and costs is attached hereto as Exhibit J. Should ARP funds become available to the Newton Water Authority to pay a portion of the costs of providing water and sewer service to the Project, the State and the JDA will use their commercially reasonable efforts to cause the letter attached as Exhibit J to be updated to reflect Company’s cost for the Newton Water Authority to serve the Project. A letter from Stanton Springs Municipal Natural Gas regarding availability of service and costs is attached hereto as Exhibit J.

(d)    ROADS. At the State’s sole cost and expense, the State, through the Georgia Department of Transportation (“DOT”) and its contractors, shall construct certain on-site and off-site roadway improvements with respect to the Project in accordance with the proposed layout of the Project Site as shown on Exhibit A-10-1 and Exhibit A-10-2, including clearing and grubbing, drainage, grading, structure, base, paving and related improvements and transportation infrastructure (the “Public Roadway Improvements”). The Company will allow the State to utilize reasonable portions of the Facility Site as is reasonably necessary for the construction and operation of the Public Roadway Improvements pursuant to easement or license agreements that are in forms reasonably approved by the Company, and will otherwise cooperate with DOT as may be reasonably requested by DOT in the construction of the Public Roadway Improvements. The State will deliver the Public Roadway Improvements shown on Exhibit A-10-1 in a substantially completed condition (meaning that such improvements are capable of supporting vehicular travel, but may not include ancillary improvements, including without limitation landscaping and lighting) not later than June 30, 2024, and further provide for transportation infrastructure to support a suitable entrance to the Project Site shown on Exhibit A-10-2 no later than September 30, 2025. The Public Roadway Improvements are subject to DOT Board approval, and any other conditions contained within that DOT Commitment Letter at Exhibit A-10-3. The Parties contemplate that Exhibit A-10-3 will be amended after the execution of this Agreement, and a new Exhibit A-10-4 will be added to this Agreement, to account for road improvements related to constructing a bridge or bridges over rail lines running under Highway 278 and onto the Project Site, and such improvements will be considered part of the Public Roadway Improvements hereunder. All Public Roadway Improvements constructed or improved in connection with the Project will be dedicated for public use, and accepted by the State, the relevant county or another applicable Public Party, promptly upon completion thereof. The Company agrees to provide the Public Parties with all necessary site plans, at the Company’s expense and in a timely manner, such that construction of the Public Roadway Improvements may be planned and completed in accordance therewith. The Public Roadway Improvements will be constructed to specifications determined by the Public Parties, which shall meet all requirements of the State and the relevant county for the intended use of the Project. The Public Parties will cause DOT and all other applicable third parties who control road construction to help ensure that all public roads for ingress and egress to the Project Site shall be reasonably sufficient to allow the Company to operate the Project for the purposes intended, including but not limited to obtaining all appropriate and/or desirable permits or approvals in connection with Public Roadway Improvements or other infrastructure improvements. The rights-of-way for the proposed Public Roadway Improvements or other State roads servicing the Project Site will be retained by the State and will not be a part of the Project Site. Notwithstanding the foregoing, the Company shall have the right to use all public roads in connection with its use of the Project Site in the same manner as the general public at no additional cost to the Company. The costs of completing and delivering the Public Roadway Improvements shall be directly borne by the DOT. The DOT will cause to be included in the contracts for the Public Roadway Improvements a liquidated damages clause with terms determined by the DOT. To the extent that DOT recovers liquidated damages as a result of the breach of any contracts for the Public Roadway Improvements, such damages shall be paid to Company, after payment of or reimbursement to the DOT of any third-party costs or expenses of such efforts, including reasonable attorneys’ fees.

(e)    RAILROAD. The Company is working with CSX to provide rail service to the Facility Site. Each of the Public Parties shall use its commercially reasonable efforts to assist the Company in its negotiations with CSX for an agreement which will provide for rail service for the Company on terms and conditions as favorable to the Company as those offered to other vehicle manufacturers with comparable volumes of vehicles to be transported.

(f)    PUBLIC ENTITY CONSTRUCTION CONTRACTS. All contracts entered into by the Public Parties for Site Infrastructure Work shall be procured and carried out in compliance with Chapter 91, Title 36 of the Code, or other applicable public bidding requirements of the Public Parties. To the extent that any Site Infrastructure Work has not been fully completed by the Closing, then the obligations of the Public Parties with respect to such Site Infrastructure Work shall continue in full force and effect following the Closing.

2.5    PROJECT SITE PERMITTING

(a)    ASSISTANCE WITH PERMITS. The Public Parties shall use commercially reasonable efforts to assist the Company in obtaining permits which are necessary or desirable in connection with site development and operations of the Project, including but not limited to all permits in connection with environmental requirements and storm water for the Facility Site. As a result of its ultimate ownership by the State and by virtue of its being an economic development project providing public benefits and other public uses on the Project Site, the Project Site will be exempt from local permitting requirements. Notwithstanding that exemption, the Company agrees that it will comply with the development permitting process as administered by the Walton County Planning Department as if local permitting requirements applied to it, including the payment of standard permitting fees to the Walton County Planning Department. The State and JDA hereby agree to reasonably cooperate and assist the Company in connection with the development permitting process and the issuance of written approvals by the Walton County Planning Department to the effect that the Company would receive a local permit or certificate of occupancy if local permitting legally applied to it.

In addition, the Public Parties agree to take the following specific actions to assist with permitting at the sole cost and expense of the Public Parties and shall keep the Company reasonably informed with respect to the status of such activities:

(i)    JDA will cause Walton County to provide a dedicated employee at no cost to the Company to serve as a single point of contact to assist the Company with applying for and obtaining necessary building permits, if any, a National Pollutant Discharge Elimination System (NPDES) construction storm water permit and a land disturbance permit;

(ii)    JDA shall complete an application for the Wetland Permit and shall pay the costs of preparing such application up to $83,650, as provided in Exhibit A-4 hereto. To the extent costs of preparing and completing the application for the Wetlands Permit exceed $83,650, such costs shall be borne by the Company. In addition, the Public Parties will pay the costs associated with the Wetland Mitigation, up to the Wetland Mitigation Budget, as described in Section 2.4(b) above. The State and the JDA will reasonably cooperate with the Company with respect to submission and approval of the Wetlands Permit.

(iii)    GDEcD will undertake the permitting activities outlined on Exhibit A-6 hereto, subject to the amounts budgeted for such activities, as shown on such Exhibit. To the extent the costs for obtaining such permits exceed the budgeted amounts, such costs shall be borne by the Company.

(iv)    The obligations of the Public Parties under this Section 2.5(a) shall survive the Closing Date.

(b)    ZONING AND ENVIRONMENTAL PROTECTIONS. As a result of its ultimate ownership by the State and by virtue of its being an economic development project providing public benefits and other public uses on the Project Site, the Project Site will be exempt from local zoning ordinances. Notwithstanding that exemption, and to provide for fairness for the community and compatibility of development within Stanton Springs Business Park, the Company agrees to abide by all regulations applicable to Stanton Springs Business Park, solely to the extent such zoning and land use regulations are described on the regulations attached hereto at Exhibit L, as if the same applied to it. A letter from the Walton County Planning Department with regard to the status of the Project as an allowable Tier 1 use under the Stanton Springs Business Park zoning ordinance as manufacturing within the light industrial classification is attached hereto as Exhibit N. The State, the JDA and the Company further acknowledge and agree that development of the Project Site must comply with State of Georgia NPDES and any other applicable environmental permitting, and federal permitting required by §404 of the Clean Water Act, 33 U.S.C. §1251 et seq. (1972), as amended. The Company will comply with the permitting process of the State Fire Marshall with respect to buildings constructed on the Facility Site. The State and JDA hereby agree to reasonably cooperate and assist the Company in connection with any rezoning with respect to the Project Site that the Company wishes to undertake. In addition, the Company agrees to implement the following measures and protections aimed toward protection of water and other environmental resources:

(i)    All stormwater detention for the Project shall be designed to handle a 100-year storm event;

(ii)    Impervious surface on the Facility Site shall not exceed 50%;

(iii)    Prior to issuance of a land disturbance permit for any work required in a designated significant groundwater recharge area, the Company shall perform additional hydrology studies for review and reasonable approval by the JDA in coordination with the local planning department(s) to ensure that all groundwater recharge protections and storm water detention satisfy or exceed the applicable regulations. Should the Project proceed in phases, then such a study shall be required for such work for each phase prior to issuance of a building permit;

(iv)    All other necessary local, state or U.S. Army Corps of Engineers permits regarding protection of water resources shall be secured prior to commencement of construction in the protected areas;

(v)    Company shall comply with the tree protection ordinance of Walton County, as attached hereto at Exhibit M;

(vi)    Prior to determining the outdoor lighting it will use, the Company shall meet with representatives of the Hard Labor Creek Observatory to discuss how to avoid unreasonably disturbing the operation of its observatory including, any reasonable limitations on certain outdoor lighting;

(vii)    No building will set back less than 500’ from Old Mill Road; and

(viii)    Company will ensure that no independent commercial uses by third parties for a restaurant, retail location or other non-supplier business shall be allowed on the Facility Site, unless such use is allowed in the Stanton Springs Business Park, is solely for the purpose of serving the employees, agents, invitees, guests, partners, officers, directors, members, representatives, tenants and licensees of the Company or its suppliers or either the Company’s or the suppliers’ respective Affiliates, and is not open to the general public, unless otherwise consented to in writing by the JDA and the State. Additionally, no billboards or other signage, unrelated to the Company’s use of the Project, shall be allowed, except for such other signage which complies in all respects with the signage requirements set forth in the Stanton Springs Business Park zoning code as of the date hereof which is attached hereto as Exhibit L.

Any modification to the restrictions set forth above must be approved in writing by the JDA and the State.

(c)    ADVISORY COMMITTEES. As a result of the State’s ownership exempting local zoning requirements, the State is creating several advisory committees on issues such as workforce development, site design and environmental, local business engagement, and civic engagement, public benefits, and land conservation. These advisory groups will meet and develop recommendations to the State and the Company so as to maximize the positive impact the Company and the Project will have on the local community. The Company agrees to consider the committee recommendations in good faith.

(d)    EASEMENTS. The Public Parties hereby agree to grant easements and/or licenses across the Project Site pursuant to easement or license agreements, as applicable, in forms that are reasonably acceptable to the Public Parties as reasonably requested by the Company in connection with the development and operation of the Project and the Facility Site.

PART III - OBLIGATIONS OF THE PUBLIC PARTIES IN REGARD

TO FINANCIAL INCENTIVES

3.1    REDUCTION/DEFERRAL OF CAPITAL COSTS, PROJECT DEVELOPMENT GRANT.

(a)    STATE DISCRETIONARY GRANT. As part of the incentives bargained for consideration for the Company Commitments, the State, through GDEcD, will provide a $21,320,000 Project Development Grant to the JDA, for the Company’s benefit, to offset eligible costs associated with carrying out the Project (the “Project Development Grant”). The Project Development Grant shall be administered by application through the JDA by the Georgia Department of Community Affairs under its REBA Grant Program and will be subject to the Memorandum of Understanding and the Performance and Accountability Agreement which are together attached hereto as Exhibit D. Eligible activities for the Project Development Grant are at the Georgia Department of Community Affairs Rules Chapter 110-7-1-.04 for REBA funding.

(b)    DIRECT JDA GRANT. As part of the incentives bargained for consideration for the Company Commitments, the State, through GDEcD, will provide an additional REBA grant not to exceed $111,307,760 directly to the JDA (the “JDA Grant”), to offset the costs identified in Sections 2.2(c) GDEcD Preliminary Services, 2.3 Acquisition of Project Site, 2.4(a) Clearing and Grading of 500 Acres, 2.4(b) Wetland Mitigation, and 2.5(b) Zoning and Environmental Protections. The JDA Grant shall be administered by application through the JDA by the Georgia Department of Community Affairs under its REBA Grant Program. Eligible Activities for the JDA Grant are found at the Georgia Department of Community Affairs Rules Chapter 110-7-1-.04. Should the JDA Grant be insufficient to pay for the costs identified in Sections 2.2(c) GDEcD Preliminary Services, 2.3 Acquisition of Project Site, 2.4(a) Clearing and Grading of 500 Acres, 2.4(b) Wetland Mitigation, and 2.5(b) Zoning and Environmental Protections as a result of any cost overruns which the State is responsible for paying, then GDEcD will amend and increase the amount of the JDA Grant to cover such costs. Aside from the JDA’s obligation to fund costs of the JDA Due Diligence, any obligation of the JDA to pay costs associated with the Project will be limited to the funds actually received by the JDA through the JDA Grant or the Project Development Grant.

3.2    STATE TAX INCENTIVES

(a)    ASSISTANCE WITH TAX EXEMPTIONS AND REFUNDS. The State will cooperate with and assist the Company to obtain, on an ongoing basis, such tax exemptions and tax refunds to which the Company may be entitled under applicable State tax laws.

(b)    MEGA-PROJECT INCENTIVE. Code § 48-7-40.24 provides for an enhanced job tax credit for “mega projects” that meet the “job creation requirement” and the “qualified investment property requirement” or the “payroll requirement” and which have a “significant beneficial economic effect” on the region for which they are planned. The enhanced tax credit allows for a credit of $5,250 per job per tax year for five (5) tax years for each job that can be used against state income tax liability and, when exhausted, against state withholding taxes (the “Mega-Projects Job Tax Credit”). The timeline for a taxpayer to meet the job creation requirement is dependent on the amount of qualified investment property a taxpayer makes into a project. There is also a recapture period for the five consecutive taxable years that commences after the first taxable year in which a business enterprise has satisfied the job creation requirement and either the payroll requirement or the qualified investment property requirement, as selected by the taxpayer. During the recapture period, a taxpayer can be required to repay credits it has taken in the event it fails to meet the job maintenance requirement and or the payroll maintenance requirement.

In order to claim the Mega-Project Incentive, the Company must file its application for the Project with the Commissioner of the Georgia Department of Revenue for the tax credits for the Project pursuant to Code § 48-7-40.24. The panel created pursuant to Code § 48-7-40.24 must then certify that the Project “will have a significant beneficial economic effect1 on the region for which it is planned” and thereby obtain approval to utilize the enhanced job tax credits pursuant to said Code section. The State acknowledges and agrees that the availability of the Mega-Projects Job Tax Credit is a material tax incentive with respect to the Company’s location of the Project in the State and the scope of the Project, as indicated by the Company. The Company will have the right to obtain enhanced jobs tax credits as provided in this Section 3.2(b) if the Company meets the State’s goals with regard to new jobs and investment necessary to obtain such enhanced job tax credits during the Project.

A company that claims the Mega-Projects Job Tax Credit cannot claim the port activity tax credit, quality jobs tax credit, or childcare tax credit for jobs created by, arising from, related to, or connected in any way with the same project. Such company can, however, use these additional credits for a completely separate project. In addition, a project utilizing the Mega-Projects Job Tax Credit can use the research and development tax credit and retraining tax credit, but only for costs incurred more than five (5) years after the date the facility first becomes operational.

(c)    SALES TAX EXEMPTIONS ON CONSTRUCTION MATERIALS. Code § 48-8-3(93) exempts certain sales and use taxes on construction materials for a “competitive project of regional significance” as designated by the GDEcD Commissioner. Within thirty (30) days from the date that this Agreement is fully executed, GDEcD will cause the letter attached hereto as Exhibit D-1 to be sent to the Georgia Department of Revenue Commissioner thereby designating the Project as a competitive project of regional significance therefore enabling the Company to the sales and use tax exemption as outlined in Code § 48-8-3(93). So long as the letter attached as Exhibit D-1 is issued to the Georgia Department of Revenue Commissioner prior to the current expiration date of June 30, 2023 for this credit, then this exemption shall apply through the Estimated Construction End Date, as such term is defined in Exhibit D-1.

[1]

A project that meets the minimum job creation requirement and either the payroll requirement or qualified investment property requirement, as applicable, specified in paragraph (1) of this subsection will have a significant beneficial economic effect on the region for which it is planned if one of the following additional criteria is met:

(A)	The project will create new full-time employee jobs with average wages that are, as determined by the Department of Labor, for all jobs for the county in question:
(i)	Twenty percent above such average wage for projects located in tier 1 counties;
(ii)	Ten percent above such average wage for projects located in tier 2 counties; or
(iii)	Five percent above such average wage for projects located in tier 3 or tier 4 counties; or
(B)

The project demonstrates high growth potential based upon the prior year’s Georgia net taxable income growth of over 20 percent from the previous year, if the taxpayer’s Georgia net taxable income in each of the two preceding years also grew by 20 percent or more.

(d)    SALES TAX EXEMPTION ON QUALIFIED MACHINERY. Code § 48-8-3.2 provides for the exemption of sales and use taxes associated with machinery or equipment which is necessary and integral to the manufacture of tangible personal property.

(e)    OTHER EXISTING STATE TAX INCENTIVEs. The State acknowledges and agrees that as of the Signing Date each of the statutory tax incentives listed in Exhibit B under the heading “State Tax Incentives” is in existence and potentially available to the Company but is dependent upon the satisfaction by the Company of all statutory and regulatory requirements applicable to such tax incentives.

3.3    GDECD DEDICATED POSITIONS. GDEcD will create two full time positions. One of the positions will be a general government liaison to help the Company navigate Federal, State and Local government issues. The other position will be a workforce centric position who will be able to interact with the Georgia Department of Labor, the Technical College System of Georgia and other entities to address Company’s hiring and workforce needs. GDEcD has requested funding from the Georgia General Assembly to pay for the salaries and benefits for these positions for the following six (6) fiscal years. GDEcD has received funding in FY2023 for the costs of these two positions. These positions will prioritize their job duties to serve Company needs. The estimated total value of this incentive over the six (6) fiscal years is $2,689,500. This commitment is subject to GDEcD receiving sufficient funding from the General Assembly to pay for the salaries and benefits of these positions.

3.4    GEORGIA CUSTOMIZED RECRUITMENT. The State through the Technical College System of Georgia (“TCSG”) is providing a customized recruitment program to the Company to help facilitate 7,500 hires over seven (7) years. Through this program, TCSG will hire and provide dedicated recruiters to the Company, undertake marketing efforts to promote the company’s positions, and carry out customized recruiting events for Company. The total budgeted cost for this program is $4,505,943.38 over the seven-year period. GDEcD has requested TCSG receive funding from the Georgia General Assembly to pay for the salaries and benefits for these positions for the following six (6) fiscal years. For Fiscal Year 2023, TCSG has been awarded funding in the amount of $643,706, which represents one years’ cost for the program. Beyond Fiscal Year 2023, this commitment is subject to TCSG receiving sufficient funding from the General Assembly to pay for the salaries and benefits of these positions.

3.5    FOREIGN TRADE SUB-ZONE. The Project Site is located within the Atlanta FTZ #26. The authorized administrator for Atlanta FTZ #26, Georgia Foreign-Trade Zone (“GFTZ”), an affiliate of the Georgia Chamber of Commerce, would sponsor an application to the Foreign-Trade Zones Board (the “FTZ Board”), U.S. Department of Commerce, for FTZ designation of the Company’s manufacturing facility at the Facility Site if the Company demonstrates a need for FTZ services and initiates the application process with GFTZ. The Company will be responsible for making the application, for yearly fees, and for any reporting requirements of the FTZ. Upon request, the State will assist the other Public Parties and the Company to obtain the appropriate FTZ designation for the Facility Site.

3.6    PROJECT BONDS AND REAL AND PERSONAL PROPERTY TAX INCENTIVES

(a)    PROJECT BONDS. In order to establish the bond-financed sale-leaseback structure that is necessary for the provision of certain of the incentives contemplated herein, including, without limitation, ad valorem property tax savings for the Project, the JDA shall issue the Project Bonds. The Project Bonds shall be issued pursuant to a resolution of the JDA and a bond purchase agreement between the JDA and the Company as tenant and bond purchaser. The JDA will issue the Project Bonds in order to acquire legal title to the Project. The Project will be rented back to the Company under the Rental Agreement.

(b)    MAXIMUM PRINCIPAL AMOUNT OF PROJECT BONDS. The maximum aggregate principal amount of the Project Bonds authorized by the JDA shall be $15,000,000,000. At Closing, an initial Project Bond shall be issued in the principal face amount of $5,000,000,000, and the Company, upon the satisfaction of certain conditions described below, may request the issuance of up to three additional Project Bonds to pay additional costs of the Project. Each such additional Project Bond shall be in the minimum principal face amount of $1,000,000,000, and the maximum aggregate principal amount of all Project Bonds will not exceed $15,000,000,000. Each Project Bond shall be issued in a draw-down form, permitting advances of the principal amount thereof up to the maximum face amount of such Project Bond. If the Company desires the issuance of additional Project Bonds on or before January 1, 2029, then, provided that (i) the Company is not then in default with respect to its obligations under the Rental Agreement or this Agreement, (ii) construction on the Company’s initial main vehicle production facility has commenced as is being actively pursued (or is completed), (iii) the Company acknowledges in writing the increase of its Investment Commitment set forth in Section 1.2 above in an amount equal to the principal amount of such additional Project Bond (so that the Investment Commitment will at all times be equal to the maximum principal amount of Project Bonds issued for the Project), (iv) the Company acknowledges in writing the adjustment to the PILOT Payments to be made with respect to the Project, as described on Exhibit E hereto, (v) any other conditions set forth in the Definitive Documents have been met in all material respects, and (vi) the Company pays all fees, costs and expenses of the issuance of the additional Project Bond, as described in Section 3.6(c) below, then JDA will issue an additional Project Bond consistent with the size limitations set forth in this Section 3.6, as requested by the Company. If the Company desires the issuance of additional Project Bonds after January 1, 2029, then in addition to the conditions set forth in the immediately preceding sentence, the following conditions shall apply: (i) a certificate of occupancy or similar approval as contemplated in Section 2.5(a) above, has been issued for the Company’s initial main vehicle production facility, or such main vehicle production facility is substantially complete, as certified by the Company’s architect, and (ii) the Company has met at least 50% of its Jobs Commitment for the calendar year prior to the issuance of the additional Project Bonds.

(c)    TRANSACTION COSTS. The Company shall be responsible for all transactional costs related to the issuance of the Project Bonds. Such transaction costs include, without limitation: (i) reasonable legal fees and disbursements of Bond Counsel related to the closing of the issuance of the Project Bonds and the preparation and distribution of this Agreement and of transcripts; (ii) the reasonable fees and disbursements of the JDA’s Issuer’s Counsel related to the transaction; (iii) the fees, expenses and costs relating to validation of the Project Bonds, including without limitation, recording and filing fees; and (iv) the JDA’s administration fee for the issuance of the Project Bonds as described in Section 3.6(m) below.

(d)     TAX STATUS OF THE PROJECT BONDS. The interest on Project Bonds issued to the Company will not be exempt from federal income taxation. Whether or not the interest on any other series of the Project Bonds will be exempt from federal income taxation shall be as determined by the federal income tax law.

(e)    ROLES OF COUNSEL. The JDA shall select its Bond Counsel and local Issuer’s Counsel in connection with the issuance of the Project Bonds and this Agreement. The Company shall select its own counsel in connection with the issuance of the Project Bonds and this Agreement.

(f)    REPAYMENT OF THE PROJECT BONDS. The Company, in its capacity as tenant of the Project, shall be responsible for the repayment of the Project Bonds. Without limitation, the Project Bonds shall not be a general obligation of the JDA, or of Jasper County, Morgan County, Newton County or Walton County, but shall be a special and limited obligation payable solely from the payments (actual or constructive) received from the Company under the Rental Agreement. Neither the JDA, Jasper County, Morgan County, Newton County, Walton County or the State, nor any other public body shall have any obligation or liability for repayment of the Project Bonds.

(g)    THE RENTAL AGREEMENT. The JDA and the Company shall enter into a Rental Agreement (the “Rental Agreement”) at the Closing. Pursuant to the Rental Agreement, the JDA will rent the Project to the Company, subject only to the Permitted Encumbrances. The Rental Agreement shall contain terms and provisions substantially of the type normally included in bond rental agreements between governmental “conduit” bond issuers and users of bond-financed property. The Rental Agreement shall have a term ending on the maturity date of the Project Bonds. Upon the expiration of the Rental Agreement, the JDA agrees, at the written request of the Company pursuant to Section 2.3(g) above, to enter into separate lease agreement with the Company (the “New Lease”) having a twenty-five (25) year term, or a term ending on the date which is the day before the 50th anniversary of execution of the State Lease, whichever is less. Under the New Lease, the Company will agree to indemnify the JDA and to insure the Project in the same manner as provided in the Rental Agreement, and the New Lease shall contain such other provisions as shall be mutually agreed upon, including without limitation, provisions granting to the Company all rights and obligations as if it were the fee simple owner of the property leased thereunder, subject to the provisions of the State Lease. The JDA and the Company acknowledge and agree that the New Lease will convey to the Company a taxable estate for years, and for the term of the New Lease the Company will pay ad valorem taxes on its interest in the Project at the rate of 100% of property taxes which would be owed were the Company the owner of the Project. Having already paid the Final Option Price as a condition to the execution of the New Lease, the Company is granted the option to purchase and receive title to the Project at any time under the New Lease for nominal consideration pursuant to Section 3.6(h) below.

(h)    PURCHASE OPTION. The JDA and the State hereby grant the Company the option, which will become effective only upon execution of the Rental Agreement, to purchase all of the respective right, title and interest of the JDA and the State in and to the Facility Site and Project, during the term of the Rental Agreement, subject only to the Permitted Encumbrances (and other permitted encumbrances described in the Rental Agreement) upon payment of the applicable option price described in this Section below.

(i)    If the option is exercised prior to January 1, 2042, then the option price shall consist of (i) the payoff (principal and interest) of the balance due on any Project Bonds issued by the JDA in connection with the Project (if the Company is then the owner of the Bonds, the Company may mark the Bonds “cancelled” and surrender the Bonds to the JDA and the Bonds will be deemed paid in full); plus (ii) payment to the JDA of any other amounts due to the JDA at such time, including, without limitation, payments due under the Rental Agreement (including any unpaid PILOT Payments then owed) and the payments, if any, set forth on Exhibit F hereto, (iii) payment to the State of the Total Land Cost described on Exhibit F, and (iv) payment to the State of $100.

(ii)    If the option is exercised on or after January 1, 2042 but prior to the maturity date of the Project Bonds, then the option price shall consist of (i) the payoff (principal and interest) of the balance due on any Project Bonds issued by the JDA in connection with the Project (if the Company is then the owner of the Bonds, the Company may mark the Bonds “cancelled” and surrender the Bonds to the JDA and the Bonds will be deemed paid in full); plus (ii) payment to the JDA of any other amounts due to the JDA at such time, including, without limitation, payments due under the Rental Agreement (including any unpaid PILOT Payments then owed) and the payments, if any, set forth on Exhibit F hereto, and (iii) payment to the State of $100 (together, the “Subsequent Option Price”); provided, however, that if the Average Attainment Percentage, as calculated as of the date of exercise of the option, shall be less than 80%, then the Subsequent Option Price shall be increased by an amount calculated as follows: the Average Attainment Percentage shall be subtracted from one (1), and the resulting percentage shall be multiplied by the Total Land Cost described on Exhibit F-1, and such amount shall be paid to the State. Payment of the amounts so required is a condition to the closing under such purchase option. In the event the Company exercises the purchase option, this Agreement shall remain in effect until the Company satisfies all of its obligations hereunder.

(iii)    In the event the option is exercised at or after the end of the final term of the Rental Agreement (and the State Lease has not been extended), then the option price shall consist of (i) the payoff (principal and interest) of the balance due on any Project Bonds issued by the JDA in connection with the Project (if the Company is then the owner of the Bonds, the Company may mark the Bonds “cancelled” and surrender the Bonds to the JDA and the Bonds will be deemed paid in full); plus (ii) payment to the JDA of any other amounts due to the JDA at such time, including, without limitation, payments due under the Rental Agreement (including any unpaid PILOT Payments then owed) and the payments, if any, set forth on Exhibit F hereto, and (iii) payment to the State of $100 (together, the “Final Option Price”).

Upon exercise by the Company of the option set forth above, closing shall take place in Atlanta, Georgia, at the offices of the State, or such other place and at such date and time, as reasonably agreed upon by the State, JDA and the Company not less than thirty (30) days and no more than sixty (60) days following the date of such written notice to purchase is sent to the JDA and the State. At the closing, upon payment of the applicable option price, (i) the State shall deliver to the Company (A) a deed in substantially the same form as the JDA Deed conveying all of the State’s right, title and interest in the Facility Site and improvements to the Company, and (B) a customary title affidavit with regard to the Facility Site which is in a form that is sufficient for the Company to obtain a title policy with extended coverage subject only to the Permitted Encumbrances, and (ii) the JDA shall transfer, sell and assign all of its right, title and interest in and to the portion of the Project constituting personal property and equipment to the Company, in each case “as is, where is” and subject only to the Permitted Encumbrances by such instruments of assignment and transfer as the Company shall reasonably request; provided however, that Company acknowledges that the JDA is not permitted to transfer title to assets which are funded by the JDA Grant until the conditions of such JDA Grant have been completed, as provided in Exhibit D hereto, and the JDA Grant is closed out. In addition, the State and the JDA shall provide at closing evidence of termination of the State Lease and Rental Agreement (or if applicable the New Lease). The Company shall be deemed to have exercised its option hereunder upon the expiration of the Rental Agreement (unless the New Lease is entered into pursuant to Section 2.3(g) above), or the earlier termination of the Rental Agreement for any reason. The Parties agree that a memorandum of the purchase options granted in this Section 3.6(h) and 3.6(i) below, in a form reasonably agreed upon by the Parties, will be prepared and recorded against the Facility Site in the real estate records of Walton County and Morgan County upon the Closing. In the event the State or the JDA fails to close the sale of its interest in the Project pursuant to the terms and provisions of this Agreement, the Company shall be entitled to sue for specific performance and to seek other available remedies at law and in equity, it being expressly understood that the Company shall not have an adequate remedy at law, and this right survives for a period of six (6) months after the expiration of this Agreement.

Notwithstanding the foregoing, if at the end of the term of the Rental Agreement the New Lease has been entered into as provided in Section 2.3(g) and this Section 2.3(h) above and the Company has paid the Final Option Price, then the Company shall have the right to purchase all of the respective right, title and interest of the JDA and the State in and to the Facility Site and Project, during the term of the New Lease, subject to Permitted Encumbrances, upon payment of the sum of $100. This purchase option shall also be set forth in the New Lease. In such event, closing shall occur, and title to the Project shall be transferred to the Company, as described in the immediately preceding paragraph.

(i)    PURCHASE OF UNIMPROVED PROPERTY. During the term of the Rental Agreement, the State hereby grants to the Company the right to purchase portions, but not all, of the land constituting the Facility Site, but only unimproved portions thereof, at the per-acre price of $50,000, being the average per-acre price at which the Option Property was acquired. The State may in its discretion sell such portions to the Company from time to time, and all such sales shall be subject to the prior written approval of the JDA. Upon receipt by the State of the agreed-upon purchase price, the State shall convey title to such portion to the Company by a deed or deeds of conveyance conveying to the Company fee simple title in and to the property with respect to which such purchase is being consummated (using the same closing documents and instruments as described for a purchase under Section 3.6(h) above), as such property then exists, subject only to the Permitted Encumbrances. Upon any such sale, (i) the Company shall cause the Project Bonds to be redeemed in an amount equal to the purchase price of the property being sold, (ii) the State and the JDA shall cause the State Lease to be amended to release such property, and (iii) the JDA and the Company shall cause the Rental Agreement to be amended to release such property. Any such purchase shall be conditioned upon the delivery of certificates of an officer of the Company that the operating integrity of the Project will not be impaired by such purchase, and such affidavits, qualified to the best of its knowledge, as are conventional for a Georgia real estate transfer.

(j)    ADDITION OF PROPERTY. During the term of the Rental Agreement, the State agrees that it will acquire from the JDA or the Company, with the consent of the JDA, and include under the State Lease certain additional parcels of land, provided that such parcels are (i) contiguous and adjacent to the existing Facility Site, and (ii) are within Stanton Springs North, such that any such additional parcels would be subject to the Revenue Sharing Agreement. The State and the JDA will cause the State Lease to be amended to include any such additional land, and the JDA and the Company shall cause the Rental Agreement to be amended to include any such additional land. Any such additional land will be the subject of a requisition and corresponding advance on the Project Bonds for the fair market value of such land, and the Company will pay all costs associated with acquiring such property, amending the State Lease and the Rental Agreement to include any additional land. In no event shall the JDA or the State be obligated to use its own funds to acquire any additional property or land, except with proceeds of the Project Bonds.

(k)    DEFINITIVE DOCUMENTS. The term “Definitive Documents” means and includes the Project Bonds, the Rental Agreement and related purchase option, the State Lease, the New Lease, the above-mentioned bond purchase agreement(s) and any other related documents necessary to implement the transaction described herein. The Definitive Documents shall be prepared by Bond Counsel and shall be subject to the approval of the JDA, the Company and the purchaser(s) of the Project Bonds, and the legal counsel thereof. The Parties agree to negotiate in good faith to establish the terms and conditions to be included in the Definitive Documents. It shall be a Closing Condition in favor of each of the Company and the JDA that they reach an agreement on such terms and conditions.

(l)    PAYMENTS IN LIEU OF TAX. In consideration of the substantial public benefit to be derived from jobs created by the Company and investment made by the Company, the JDA will hold leasehold title to the Facility Site together with improvements and equipment located thereon pursuant to the State Lease, and will provide the Company with certain rights to use the same pursuant to the Rental Agreement. The State is not required to pay ad valorem tax on its interest in the property comprising the Project. Under the Act, the JDA is not required to pay ad valorem tax on its interest in the property comprising the Project. The Parties agree that the Rental Agreement shall be structured so that the Company’s interest in the Project constitutes a usufruct, or, as to personal property, a nontaxable bailment for hire, and not a taxable estate for years. It is anticipated that the Walton Board and the Morgan Board (together, the “Boards of Assessors”) will execute a PILOT Agreement (the “PILOT Agreement”), pursuant to which the Boards of Assessors will determine and agree that the Company’s interest in the Project under the Rental Agreement will constitute a usufruct, or, as to personal property, a bailment for hire, and such interests will not constitute a taxable estate for years. Thus, while the Rental Agreement is in effect, it is anticipated that the Boards of Assessors will determine the exempt status of the Company’s interest in the Project and will agree that the Company shall not pay ad valorem taxes on its interest in the Project; provided however, that in order to prevent the applicable taxing authorities from being deprived of revenues relating to the Project during the period title thereto is in the JDA, the Company agrees that in consideration of the Rental Agreement structure and other benefits, it shall make payments in lieu of tax as provided on Exhibit E attached hereto and incorporated herein by reference (the “PILOT Payments”). PILOT Payments will be based on the aggregate principal face amount of Project Bonds issued, as further described on Exhibit E. In addition, the Company shall pay normal ad valorem property taxes with respect to property it owns which is not titled to the JDA in connection with the issue of the Project Bonds. To achieve the ad valorem tax incentives, the Company will be required to construct and operate the Project on the Facility Site in substantial compliance with the Performance Standards set forth in Section 1.2 above during the twenty-five (25) year term of the Rental Agreement, as such term may be extended. Failure to meet such Performance Standards will result in the repayment or reduction of property tax incentives as set forth on Exhibit E hereto. In the event that the Company is required to pay any ad valorem taxes on any property interests in the Project, such amount of ad valorem taxes paid by the Company shall be deducted from the PILOT Payments due from the Company. PILOT Payments will be collected by the JDA and administered in all respects pursuant to the terms of the Revenue Sharing Agreement.

(m)    BOND ADMINISTRATION FEE REDUCTION. The JDA will reduce its standard bond administration fees (i.e. 1/8 of 1% of the principal amount of the bonds issued, or $6,250,000 for a $5,000,000,000 bond) to a flat fee of $4,500,000 for the issuance of the initial Project Bonds in the amount of $5,000,000,000. In addition, for the issuance of each additional Project Bond, the JDA will waive its standard bond administration fee.

(n)    REVERSION TO NORMAL TAXABILITY; CAPITAL EXPENDITURES NOT FINANCED WITH PROJECT BONDS. If the option to purchase the Project is exercised by the Company upon termination of the Rental Agreement or earlier, in whole or in part, or if the Rental Agreement is otherwise terminated or expires, the Project will be taxable according to normal ad valorem property taxation rules that are applicable to privately-owned property. In addition, to the extent that capital expenditures by the Company have not been financed through an advance of the Project Bonds as of January 1 of any year during the term of the Rental Agreement, such excess shall be subject to normal ad valorem taxation.

(o)    INDEMNIFICATION. The Rental Agreement shall include provisions whereby the Company agrees, except as expressly set forth in this Agreement, to indemnify, defend and hold the JDA and its directors, officers, employees and agents, together with the State of Georgia, and its departments, agencies and instrumentalities and all of their respective officers, members, employees and directors (collectively, the “Indemnitees”) harmless from and against any and all claims, suits, damages, penalties, losses, expenses, costs and other liabilities (including, without limitation, attorneys’ fees and expenses) arising out of, from, or in connection with (i) the execution, delivery and performance by the JDA of the Rental Agreement, (ii) the issuance and sale of the Project Bonds, (iii) the planning, designing, acquiring, constructing, and equipping of the Project by the Company, (iv) the occupancy, operations, maintenance, use, and carrying out of the Project by the Company, and (v) any release by the Company or its contractors, invitees or agents of any hazardous substances, hazardous wastes or regulated substances in, on or from the Site. The indemnity contained in this Section 3.6(o) shall not apply to any Losses resulting from the negligence or willful misconduct of any Indemnitee. The Company shall have the right to defend or settle any such claims or suits, and the JDA shall provide such reasonable assistance, at the sole cost of the Company, in investigating, defending or settling such claims or suits as the Company may reasonably request. The State shall be a third party beneficiary of the indemnification provided in the Rental Agreement.

(p)    LIMITED OBLIGATIONS OF JDA. In accordance with applicable law, no recourse shall be had for the payment of the principal of, premium, if any, or interest on the Project Bonds against any officer, director, employee or agent of the JDA. The Project Bonds shall not be deemed to constitute a debt of Jasper County, Morgan County, Newton County, Walton County, the State of Georgia or any other political subdivision of the State of Georgia, or a pledge of the faith and credit of Jasper County, Morgan County, Newton County, Walton County, the State of Georgia or any political subdivision of the State of Georgia, but shall be payable solely from the payments (actual or constructive) received from the Company under the Rental Agreement. The issuance of the Project Bonds shall not, directly or indirectly, or contingently, obligate Jasper County, Morgan County, Newton County, Walton County, the State of Georgia or any political subdivision of the State of Georgia, to levy or pledge any form of taxation whatsoever therefore or to make any appropriation for the payment thereof.

3.7    FREEPORT TAX EXEMPTION. The Company shall be entitled to claim ad valorem tax exemptions that are provided by law for eligible inventory at the Freeport levels applicable at the Facility Site; i.e., presently 100% Freeport level exemption for Morgan County and Walton County (“Freeport Tax Exemption”). This incentive shall, subject to the applicable laws and regulations, include exemptions applicable to (a) raw materials and goods in process; (b) finished goods produced in the State for a period not exceeding twelve (12) months from the date such property is produced or manufactured; and (c) finished goods stored in a warehouse, dock, or wharf, whether public or private, and which are destined for shipment to a final destination outside this State for a period not exceeding twelve (12) months from the date such property is stored in this State. It shall be the sole responsibility of the Company to ensure that all documents required to be filed to receive the benefits under this provision are appropriately and timely filed. The Company must apply for any Freeport Tax Exemption annually according to the appropriate deadline. The application will be made to the Morgan Board. Since more than 51% of the Facility Site is located in Morgan County, the Morgan Board is the “Assessing BOA,” as such term is defined under the Revenue Sharing Agreement, and will provide a single invoice to the Company for any ad valorem taxes owed on raw materials, inventory, goods in process, and finished goods.

PART IV - OBLIGATIONS OF PUBLIC PARTIES IN REGARD TO

MANUFACTURING TRAINING CENTER AND WORKFORCE PROGRAMS

4.1    THE TECHNICAL COLLEGE SYSTEM OF GEORGIA’S QUICK START TRAINING PROGRAM. The State, through Quick Start, a division within the Technical College System of Georgia (“Quick Start”), shall, for at least a period of five (5) years following completion of construction, pay all costs and expenses associated with Quick Start’s operation of a Training

Center, as well as all costs and expenses associated with the development and delivery of Quick Start training for current and prospective Company employees. An overview of this training is attached as Exhibit C to this Agreement. The Company’s customized training plan will be created through collaborative discussions between Quick Start and the Company. The Quick Start training program will remain active as long as the Company is creating net new jobs and hiring full-time employees.

4.2    TRAINING CENTER. GDEcD has requested $62,500,000 in funding from the Georgia Legislature (the “Center Construction Funds”), which upon appropriation, will be allocated to Quick Start to construct a Training Center (the “Center”) on the Retained Property.

(a)    COST. Subject to receipt and up to the limit of the Center Construction Funds, Quick Start, at no cost or expense to the Company, will use the Center Construction Funds to design, construct and equip the Center. The size and configuration of the Center will be determined by the Company’s training needs, which will be defined during Quick Start’s needs analysis, which will be conducted in collaboration with Company’s designated subject matter experts. The Center’s design will complement the Company’s brand identity and values, and the functionality and size of the Center will accommodate the training requirements and trainee capacity defined by the Company’s customized training plan.

Flexible, multi-purpose, and multi-use spaces are anticipated being incorporated in the Center. Unique utility, equipment, or other special-use requirements will be included in the Center Construction Funds allocated for the Center and will be factored into actual construction costs inorder to ensure relevant and effective training can be delivered to meet the Company’s hiring plan and production timelines. The Center is estimated to be a minimum of 70,000-square-feet, but final configuration will be determined collaboratively between Quick Start and the Company and is subject to the Center cost not exceeding the cost of the Center Construction Funds.

In addition to the designing, constructing and equipping the Center, the State shall also cover all staffing costs, utility costs, general upkeep and ordinary repairs in the Center for at least a period of five years (5) years at an annual estimated cost of $5,382,904 (the “Annual Center Costs”). The Annual Center Costs are separate from and not included with the Center Construction Funds. In sum, the State’s total estimated costs to design, construct, equip, and operate the Center for a five (5) year period is $89,414,520. The State may extend the option to continue to operate and pay for the Center costs for additional five (5) year periods so long as the Company is continuing to use the Center to train new employees or retrain existing employees.

(b)    COLLABORATIVE DEVELOPMENT. The State, Quick Start and the Company shall collaborate to determine the design, location, layout, furnishing and equipping of the Center. The architectural design and functional operation of the Center, as well as the selection of any contractors and vendors, shall be made through mutual agreement between Quick Start and the Company, as long as the bidding and sub-contracting processes are in compliance with relevant State requirements and procedures. The Center’s location and orientation on the Retained Property shall be jointly determined so as to ensure the Center’s ability to best meet the Company’s employee-training needs. In the event that the Training Center is not finished within the timeline identified below in subparagraph (c), Quick Start will temporarily make the Georgia BioScience Training Center available to the Company for purposes of carrying out training of Company’s employees until such time that the Center is operational.

(c)    TIMING. The State will use commercially reasonable efforts to have the Center fully constructed and operational within two (2) years from the initial selection of architecture, engineering and construction companies per State’s bidding and selection processes.

(d)    CORPORATE REPRESENTATIVE. The Company shall have the right to engage at its expense a Representative to review all aspects of the Center’s design and construction, including work plans and any specifications related thereto. Quick Start and the State shall cooperate and cause their contractors to cooperate with the Representative and promptly make information related to the design and construction of the Center available to the Representative upon request. The Representative shall have the right to review the performance of any construction manager or contractor engaged in connection with the Center, and, where appropriate, to work with the State and Quick Start to reach mutual agreement regarding any modifications to the Center.

(e)    OPERATION. The Center shall be operated and managed by the State’s Quick Start program in consultation and cooperation with the Company. The State will own the Center and the land upon which the Center sits. Quick Start and the Company shall develop and implement a mutually acceptable schedule for all activity at the Center. All Company-specific training materials and equipment shall be considered confidential trade secrets and access to such materials and equipment will at all times be restricted to pre-approved Quick Start personnel and pre- approved Company personnel, employees or job applicants. Only full-time employees hired by the Company will receive Quick Start’s comprehensive, customized training that will be defined in the finalized training plan document created in collaboration between Quick Start and Company-designated representatives. Use of the Center for other Company-initiated, training-related activities will be accommodated through a scheduling process mutually agreed upon by the Company and Quick Start, with priority given to Quick Start’s training of the Company’s new, full-time employees. During the period in which Quick Start operates the training center, only entities that are directly part of the Company’s corporate ownership structure shall have access to the training center without express approval by Quick Start.

(f)    TERM OF OPERATIONS. The State, at no cost to the Company, will operate the Center and provide training for a period of five (5) years for all net new, full-time employees hired by the Company. Upon conclusion of the five (5) year period, the Company, Quick Start and the State shall collaborate to determine the future training and operational needs of the Company and may extend the option to continue to operate and pay for the costs of the same for additional five (5) year periods so long as the Company is continuing to use the Center to train new employees or retrain existing employees.

(g)    COMPANY’S OPTION TO ACQUIRE THE CENTER. The State anticipates, with respect to the Center, that it may issue tax-exempt bonds to finance its financial commitments. If so, then the Company will have the option to purchase the Center as described in this Section below only upon the prior defeasance or payment in full of such bonds. To the extent allowed by the applicable documents under which such tax-exempt bonds are issued, the Company may provide funds to be applied to the payment or defeasance of such bonds. If the bonds financing the Center were part of a larger bond issue which financed other State assets, then the Company will have the option to purchase the Center as described in this Section below only upon payment of the portion of the outstanding bonds allocable to the Center and upon delivery to the State of an opinion of nationally recognized bond counsel that the purchase of the Center will not cause interest on the bonds to be included in the income of the holders thereof for federal tax purposes. The State, by separate instrument which shall be recorded in the applicable real estate records against that portion of the Retained Property upon which the Center is located, in a form reasonably acceptable to the Company and the State, shall grant the Company the option to purchase the Center upon the expiration of the Rental Agreement, to the extent no tax-exempt bonds issued to finance the Center are then outstanding, exercisable for an option exercise price of (i) any amounts due to the JDA or the State at such time, including, without limitation, payments due hereunder or under the Rental Agreement (including any unpaid PILOT Payments then owed) and the payments, if any, set forth on Exhibit F hereto, and (ii) $100 (together, the “Center Option Price”). The Company shall also have the option to purchase the Center at the Option Price at any time on or after January 1, 2042; provided, however, that if the Average Attainment Percentage, as calculated as of the date of exercise of the option, shall be less than 80%, then the Center Option Price shall be increased by an amount calculated as follows: the Average Attainment Percentage shall be subtracted from one (1), and the resulting percentage shall be multiplied by the cost actually incurred by the State in constructing the Center. Payment of the amounts so required is a condition to the closing under such purchase option. In the event the Company exercises the purchase option for the Center, this Agreement shall remain in effect until the Company satisfies all of its obligations hereunder.

PART V - REPRESENTATIONS AND WARRANTIES;

CONDITIONS TO CLOSING; CLOSING; TERMINATION

5.1    REPRESENTATIONS AND WARRANTIES OF PUBLIC PARTIES. Each of the Public Parties hereby represents and warrants to the Company as follows, as of the Signing Date and as of the Closing Date, which representations and warranties shall survive the Closing Date:

(a)    Each individual signing this Agreement, and any grants, certificates or other documents delivered in connection herewith (each a “Transaction Agreement”) has the authority to bind the applicable Public Party to the agreements set forth herein. The Public Parties have the full right and authority and has obtained any and all consents required to enter into this Agreement and any other Transaction Agreement and to consummate or cause to be consummated the transactions contemplated hereby.

(b)    The performance of its respective obligations under this Agreement or any other Transaction Agreement does not and shall not breach any of its governing documents or any other agreements or laws applicable thereto.

(c)    JDA has the full right, power and authority to acquire the Option Property, convey the Option Property to the State, lease the Option Property from the State and rent the Facility Site to the Company pursuant to the Rental Agreement, in each instance free and clear of all liens, claims and encumbrances other than the Permitted Encumbrances. The State has the full right, power and authority to acquire the Option Property and lease the Option Property to the JDA, in each instance free and clear of all liens, claims and encumbrances other than the Permitted Encumbrances.

(d)    It has no actual or constructive knowledge of any violations of city, county, state, federal, building, land use, fire, health, safety, environmental, hazardous materials or other governmental or public agency codes, ordinances, regulations, or orders with respect to the Project Site, or any lands adjacent to the Project Site.

(e)    Except as disclosed on Exhibit A-5 hereto, no litigation is pending or, to its knowledge, threatened, with respect to the Project Site or which would otherwise inhibit the JDA and the Company from obtaining clear title to the Project Site or the ability of the Company to operate or construct upon the Facility Site for the Company’s intended use.

(f)    To its knowledge, based on due diligence conducted to date, the Project Site is not contaminated with, nor threatened with contamination by, any chemical, material or substance which requires investigation or remediation, to which exposure is prohibited, limited or regulated by any federal, state, county, local or regional authority or which is known to pose a hazard to the environment, health and safety and neither the Project Site nor the underground strata has ever been used for a mine, landfill, dump site, underground improvements, storage, treatment or disposal of hazardous or regulated substances, or by a manufacturer of any product or for any other industrial use, nor is the Project Site subject to any wetlands or other environmental limitation, except as specified in Exhibit G hereto and except as specified in any studies, reports or other written materials provided to the Company prior to the Signing Date.

(g)    To its knowledge, the present use of the Project Site is in compliance with its applicable zoning classification, and to its knowledge there exists no notice of any uncorrected violations of any applicable laws which would have a material impact on its obligations hereunder or which would otherwise materially affect the Project Site or the Project.

(h)    To its knowledge, there are no leases or contracts encumbering the Project Site which will be binding on the Company except as disclosed on Exhibit A-5 attached hereto and made a part hereof.

(i)    There is no pending or, to its knowledge, threatened action, suit or proceeding with respect to the Public Parties or all or any portion of the Project Site before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby.

(j)    To its knowledge, there is no moratorium or proceeding pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Project Site.

The JDA further represents and warrants that true and correct copies of all JDA Due Diligence in its possession as of the date hereof has been provided to the Company.

5.2    CONDITIONS PRECEDENT TO CLOSING.

(a)    The Company’s obligation to consummate the Closing is expressly conditioned upon the satisfaction or waiver of the following:

(i)    All representations and warranties of the Public Parties set forth in Section 5.1 above shall be true and correct as of the Closing Date as if made on the Closing Date;

(ii)    The Project Site has been acquired by the State and the Facility Site has been leased to the JDA under the State Lease;

(iii)    No event of default beyond any applicable notice and cure periods on the part of the Public Parties has occurred and is continuing as of the Closing Date;

(iv)    The Public Parties have provided written confirmation to the Company that all funds allocated by and available to the Public Parties pursuant to Section 1.3(d) above to perform all of the Public Parties’ respective obligations hereunder remain so allocated and available in all respects as of the applicable Closing Date and for all applicable periods thereafter, including sufficient contingency amounts;

(v)    The Company and the Public Parties shall have agreed upon the form of all customary documents, including without limitation the Definitive Documents, necessary and reasonable for the consummation of the transactions contemplated by this Agreement, including the Rental Agreement and all documents related to the Project Bonds;

(vi)    The Project Bonds shall have been judicially validated as required by Georgia law;

(vii)    The Title Company is irrevocably committed to issue the Title Policy and the Public Parties have delivered any documents reasonably requested by the Title Company in order for the Title Company to issue the Title Policy in accordance with the terms hereof;

(viii)    The Road Abandonment has been completed;

(ix)    [Intentionally omitted];

(x)    The JDA Diligence which has not been completed prior to the date hereof, if any, has been provided to the Company and is acceptable to the Company in all material respects;

(xi)    All occupants on the Project Site, including, without limitation, those parties disclosed on Exhibit A-5, have vacated and no longer have rights to access the Project Site and all leases for any portion of the Project Site have been terminated and the Public Parties have delivered reasonable evidence of such termination to the Company;

(xii)    There is no litigation pending or threatened with respect to the Project Site which (A) would have a material impact on the ability of the Company or the Public Parties to perform their obligations hereunder (other than litigation relating to development or permitting of the Project), or (B) otherwise materially and adversely affects the ability of the Parties to develop the Project (including, without limitation, permitting, as described herein; provided that with respect to subsection (B) to the extent that (i) the State has assumed the responsibility and cost of defending any such litigation, (ii) the State is actively and vigorously defending any such pending litigation, and (iii) no injunctive relief has been granted by any court of competent jurisdiction as part of such litigation which impacts the ability of the Company to actively construct, develop or use the Project, then this closing condition shall be deemed satisfied with respect to such pending or threatened litigation;

(xiii)    all federal authorizations and the Wetland Permit required by §404 of the Clean Water Act, 33 U.S.C. §1251 et seq. (1972), as amended, which are necessary in order to undertake and complete the Grading Work as shown on Exhibit A-11-1 and to develop the Project in accordance with the Current Site Plan have been obtained, the Wetland Mitigation credits have been purchased, and such Wetland Permit does not contain conditions which delay the commencement or continuation of the Grading Work by more than 120 days; and

(xiv)    the litigation disclosed on Exhibit A-5 has been dismissed with prejudice, and all liens or lis pendens on the Project Site associated with such claim have been fully released.

(b)     The Public Parties’ obligation to consummate the Closing is expressly conditioned upon the satisfaction or waiver of the following:

(i)    No event of default beyond any applicable notice and cure periods on the part of the Company has occurred and is continuing as of the Closing Date;

(ii)    The Company shall have paid all fees and expenses of the Project Bonds as set forth herein, and the Project Bonds shall have been judicially validated as required by Georgia law; and

(iii)    The Company and the Public Parties shall have agreed upon the form of all customary documents, including without limitation the Definitive Documents, necessary and reasonable for the consummation of the transactions contemplated by this Agreement, including the Rental Agreement and all documents related to the Project Bonds.

5.3    CLOSING. The closing of the transactions contemplated by the Project Bonds and the Rental Agreement with respect to the Facility Site (the “Closing”) shall take place in Atlanta, Georgia at the offices of Smith, Gambrell & Russell, LLP, 1105 West Peachtree Street, N.E., Suite 1000, Atlanta, Georgia 30309, at such time, date or place, subject to Section 5.4, as the Company and the Public Parties may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Parties agree to use their commercially reasonable efforts to satisfy all conditions precedent to the Closing so that the Closing can occur on or before December 15, 2022.

5.4    TERMINATION. This Agreement and the PILOT Agreement may be terminated and the transactions abandoned at any time prior to the Closing:

(a)    by mutual written consent of the Company and the Public Parties;

(b)    by the Company upon a material default by any of Public Party of their pre-Closing obligations under this Agreement, which default continues and is not cured within thirty (30) days after written notice from the Company;

(c)    by any of the Public Parties upon a material default by the Company of its pre-Closing obligations under this Agreement, which default continues and is not cured within thirty (30) days after written notice from any of the Public Parties; or

(d)    by the Company or the Public Parties if the Closing shall not have occurred on or before May 1, 2023 (the “Outside Closing Date”) as a result of an unsatisfied closing condition, which such Outside Closing Date shall not be extended for any reason, including, without limitation, Force Majeure or any third-party litigation.

5.5    EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to a right provided herein or if this Agreement expires, this Agreement and the PILOT Agreement shall terminate or expire as to all Parties without any further liability on the part of any Party, except as otherwise expressly provided in this Agreement, or shall exist as a result of any prior breach hereof.

PART VI - POST-ACQUISITION RIGHTS OF PARTIES

6.1    EFFECT ON INDUCEMENTS AND INCENTIVES FOR FUTURE EXPANSIONS. The investment made by the Company pursuant to this Agreement shall have no effect on, and shall not restrict or limit, any inducements and incentives to which the Company may be entitled in respect of any significant re-investment, expansion or additional hiring of employees beyond the scope of the Project (in this case $5,000,000,000 investment (as the same may be increased pursuant to Section 3.6(b)) and 7,500 new jobs), nor shall the substance of this Project be utilized a second time to qualify for any such incentives. The Public Parties agree to enter into good faith negotiations to provide such additional inducements and incentives to the Company as may be warranted at such time as the Company commits to make such significant additional investment not contemplated by this Agreement, expansion or new hires.

PART VII - MISCELLANEOUS PROVISIONS

7.1    INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, annexes, and schedules attached to or identified in this Agreement are incorporated herein by reference and made a part hereof.

7.2    INTELLECTUAL PROPERTY

(a)    Regardless of inventorship, the Parties agree that the Company owns and retains sole right, title and interest in all Intellectual Property conceived of or created by Company or any Party, whether solely or jointly, in the course of the performance of the Agreement and the

Project, including, without limitation, the any training materials and designs developed for the Company in connection with the Training Center and operation thereof (“Project Intellectual Property”), Company does not grant to any person any rights in or transfer any ownership of any Intellectual Property in connection with the Project or this Agreement, whether by implication, estoppel, or otherwise.

(b)    Notwithstanding Section 7.2(a), in the event that any Public Party has or acquires any right in any Project Intellectual Property (which for avoidance of doubt does not include pre-existing Intellectual Property or Intellectual Property developed outside the course of the Project), other than under a separate written agreement under which Company expressly grants such right, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Public Parties agree to assign, and hereby assign, all right, title and interest in such Project Intellectual Property to Company. The Public Parties each agree to execute and deliver to Company assignments, declarations, oaths, and other written instruments and provide other cooperation as reasonably requested by Company in order to evidence and effect such assignment in Company throughout the world and to provide information as needed in connection with the filing for and enforcement of such Project Intellectual Property for Company’s benefit.

7.3    TIME IS OF THE ESSENCE; FORCE MAJEURE. The Public Parties acknowledge and agree that time is of the essence as to all terms and conditions of this Agreement. All Parties hereto agree that they will use commercially reasonable efforts in their attempt to have the Project proceed in accordance with the Project Schedule. Notwithstanding the foregoing, the Parties agree that the Company may propose changes to the Project Schedule or the Current Site Plan, and that any such changes may result in delays. All Parties acknowledge that items in the Project Schedule are relational, meaning, for example, that if information from the Company which is required for the Public Parties to complete their tasks is not provided in a timely manner, the schedule for multiple related items may be shifted. Any change in the Current Site Plan after the date hereof may result in adjustments to the Project Schedule. None of the Parties shall be deemed to be in default or breach of a duty to perform any obligation hereunder by a date certain or within a specified period of time to the extent that third-party litigation prevents such obligation from being performed by such date certain or within such timeframe, provided however that the Party claiming Force Majeure is using commercially reasonable efforts to have such litigation timely resolved. The Project Schedule is also subject to the excuse of any Party for Force Majeure. The term “Force Majeure” shall mean the following: a general banking moratorium shall have been declared by federal or Georgia authorities, or a major financial crisis or a material disruption in commercial banking shall have occurred (but Force Majeure does not include a mere inability to obtain financing except under such circumstances); acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States of America or of the State of Georgia or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; riots; epidemics; pandemics; landslides; lightning; earthquakes; fires; hurricanes; storms; floods; tornadoes; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other event not within the reasonable control of the relevant Party provided that such Party demonstrates that there is no alternative means for performing under this Agreement, notwithstanding such event listed above or other event. Without limitation, increased costs alone are not sufficient to constitute Force Majeure. The Party claiming Force Majeure agrees, however, to use its reasonable efforts to remedy with all reasonable dispatch the cause or causes preventing the Party from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Party, and the Party shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Party, unfavorable to the Party. The Party claiming Force Majeure shall notify each of the other Parties within a reasonable time not exceeding thirty (30) days after the occurrence of the event of Force Majeure by giving written notice to the other Parties stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary, and the Party claiming Force Majeure shall notify the other Parties in writing upon the cessation of the Force Majeure event.

7.4    GOVERNING LAW; INTERGOVERNMENTAL AGREEMENT. The governing law of this Agreement shall be the law of the State of Georgia. This Agreement shall also constitute an intergovernmental agreement under Georgia Constitution Act. IX, Sec. III, Para. I between and among the State and the JDA. Such intergovernmental agreement is subject to the fifty (50) year term limit contained in such provision of the Georgia Constitution, but shall expire earlier upon its complete performance.

7.5    SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect and for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. In the event any such provision is held to be invalid, illegal or unenforceable, the Parties hereto shall make their best efforts to agree on a provision in substitution for such invalid, illegal or unenforceable provision that is as near in economic benefit as possible to the provision found to be invalid, illegal or unenforceable.

7.6    PUBLICITY AND TRADE SECRETS

(a)    PUBLICITY AND PRESS RELEASES. The Parties have already made a joint public announcement for the Project. Each of the Public Parties agrees to cooperate fully to coordinate with the Company in connection with all press releases and publications concerning the Project, and any such press releases and publications concerning the Project shall be subject to mutual agreement of the Parties. The Company will be free to issue or file with all applicable regulatory authorities such documents as it considers necessary or appropriate, including without limitation, all filings with appropriate permitting authorities, securities law authorities and stock exchanges.

(b)    TRADE SECRETS AND CONFIDENTIAL INFORMATION. The Company recognizes and agrees that this Agreement, when executed, becomes a public record of the State open to inspection and copying by the public. Further, the Company agrees that the fact of this Agreement and any vote of a board or authorizing body of a Public Party authorizing or approving the execution of this Agreement must be made in a public meeting of such public authority. To the fullest extent permitted by law (including the Georgia Open Records Act, O.C.G.A. § 50-18-70, et seq., the Georgia Open Meetings Act, O.C.G.A. § 50-14-1 et seq.,

and/or the Georgia Trade Secrets Act, O.C.G.A. § 10-1-760 et seq.), each Party hereto agrees to not disclose the trade secrets of the Company that is deemed by the Company’s reasonable discretion to be a “trade secret”. To assist the Public Parties to determine whether the Company believes information to be a “trade secret,” the Company agrees to mark any such material as a “trade secret” and shall supply each of the Public Parties with a trade secrets affidavit in the form provided by GDEcD. In the event that a Public Party receives an open records request or other form of legal compulsion to produce information that the Company has deemed a “trade secret,” the Public Party receiving such request will provide the Company with prompt notice and will discuss with the Company in good faith the nature of such request(s) and the extent of the information to be disclosed so that the Company may seek a protective order or other appropriate remedy to protect confidential information, all as provided by the Georgia Trade Secrets Act, O.C.G.A. § 10-1-760 et seq., the Georgia Open Records Act, O.C.G.A. § 50-18-70, et seq., and/or the Georgia Open Meetings Act, O.C.G.A. § 50-14-1 et seq.

7.7    NOTICES. Any notice, request, demand, claim, or other communication hereunder shall be in writing and shall be deemed duly given or made by U.S. nationally recognized overnight courier in accordance with Georgia law to the following addresses and recipients:

The Company:

Rivian Horizon, LLC

14600 Myford Road

Irvine, California 92606

Attention: VP of Facilities

With a copy to:

Rivian Horizon, LLC

13250 North Haggerty Road

Plymouth, Michigan 48170

Attention: Associate General Counsel (Real Estate & Construction)

Arnall Golden Gregory LLP

171 17th Street NW, Suite 2100

Atlanta, Georgia 30363

Attention: Andrew J. Schutt, Esq.

The State:

Department of Economic Development
State of Georgia
75 5th Street, Suite 1200
Atlanta, Georgia 30308
Attention: General Counsel

With a copy to:

The Department of Law
Commercial Transactions & Litigation Division
40 Capitol Square SW
Atlanta, Georgia 30334
Attention: Deputy Attorney General

The JDA:

Joint Development Authority of Jasper, Morgan, Newton and Walton Counties

300 E Church Street

Monroe, GA 30655

Attention: Chairman c/o Andrea Gray

With a copy to:

Smith, Gambrell & Russell, LLP

1105 W. Peachtree St., NE

Suite 1000

Atlanta, Georgia 30309

Attention: Benjamin J. Brooks

or to such other address as the receiving Party shall have most recently forwarded to the sending Party.

7.8    ASSIGNMENT. This Agreement is not assignable except that the Company shall have the right at any time to assign all its rights, interests and obligations in and to the Project and so transfer this Agreement or any part thereof to any Affiliate and that agrees to assume assigned obligations of the Company in and to the Project. The Company must seek written approval from the Public Parties for assignment of all its rights, interests and obligations in and to the Project to transfer or assign this Agreement or any substantial part thereof to any entity which is not an Affiliate. If so approved by the Public Parties, such assignee must agree to assume assigned obligations of the Company in and to the Project and if so, the Company shall have no further obligation under this Agreement to the extent of such assignment and assumption.

7.9    BINDING EFFECT. This Agreement and all terms, provisions and obligations set forth herein shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and shall be binding upon and shall inure to the benefit of the Public Parties and all Public Parties and any other agencies, departments, divisions, governmental entities, public corporations and other entities which shall be successors to any of such Public Parties or which shall succeed to or become obligated to perform or become bound by any of the covenants, agreements or obligations hereunder of the any of the Public Parties which are Parties hereto. In addition, the Public Parties agree (a) to take all actions, without exception, which are necessary and appropriate at any time to assure the binding effect, legality and enforceability of their respective obligations hereunder and (b) not to take any action which would affect adversely in any way whatsoever the binding effect, legality and enforceability of their respective obligations hereunder.

7.10    PROJECT OVERSIGHT. The GDECD, as the lead agency administering the Project, in the event of nonperformance by a Public Party, retains the right, but not the obligation, to direct that its obligations hereunder be performed by a public entity other than the Public Parties designated hereunder, in order to provide effective performance of the obligations; provided, however, that GDEcD shall provide written notice to the Company and the affected Public Party of any change in such designations.

7.11    INJUNCTIVE RELIEF. Each of the Parties hereto acknowledges and agrees that the Company would be damaged irreparably in the event that any of the provisions of this Agreement are not performed by any of the Public Parties in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the Company shall be entitled to seek any remedy at law or in equity, including an injunction or injunctions to prevent breaches of the provisions of this Agreement, to the extent permitted by law.

7.12    LIMITATION ON REMEDIES. Except as specifically set forth herein or in the Definitive Documents, no Party shall, in any event, be liable to any other Party, whether by way of indemnity or otherwise, for any indirect, incidental, punitive, special or consequential damages, including loss of revenue or profit, cost of capital, loss of business reputation or opportunity costs due to delays in payment or performance, whether any such damages arise out of contract, tort (including negligence), strict liability or otherwise.

7.13    TERM OF AGREEMENT. The term of this Agreement shall commence on the Signing Date and continue in effect through the earlier to occur of (i) the date of any termination set forth herein, and (ii) the date of expiration of the Rental Agreement. Notwithstanding the foregoing, (A) any statutory tax exemptions, waivers, reductions, abatements or credits that remain in legal effect and for which the Company qualifies will remain available to Company in accordance with their statutory terms, (B) the Company’s options to purchase the Facility Site set forth in Section 3.6(h)(i), Section 3.6(h)(ii) and Section 3.6(h)(iii) herein will survive and extend to the date which is one hundred (100) days following the date on which the Company receives written notice from the JDA that the Rental Agreement has expired or terminated and that the Option must be exercised within thirty (30) days or will lapse, and (C) subject to Section 7.4 above, the Company’s option to purchase the Facility Site set forth in the last paragraph of Section 3.6(h) herein will survive and extend to the date which is one hundred (100) days following the date on which the Company receives written notice from the JDA that the New Lease has expired or terminated and that such option must be exercised within thirty (30) days or will lapse.

7.14    THIRD-PARTY BENEFICIARIES. Other than as set forth in this Agreement, this Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors or permitted assigns. The parties further agree that any contract executed by any Party with a third party to effect this Agreement shall name the Company as an express third party beneficiary.

7.15    IMMUNITY OF DIRECTORS, OFFICERS AND EMPLOYEES OF THE PUBLIC PARTIES. No recourse shall be had for the enforcement of any obligation, promise or agreements of any of the Public Parties contained in this Agreement for any claim based hereon or otherwise in respect hereof, against any past, present or future director, officer, employee, or agent of such Public Party, as such, in his or her individual capacity, or any successors, either directly or through such Public Party, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assignment or penalty or otherwise; it being expressly agreed and understood that no personal liability whatsoever shall attach to, or be incurred by, any such past, present or future director, officer, employee or agent of any of the Public Parties, as such, either directly or through such Public Party, or any successors, under or by reason of any of the obligations, promises or agreements entered into among the Parties whether contained in this Agreement or to be implied therefrom as being supplemental hereto, and that all personal liability of that character against every such director, officer, employee, or agent is, by the execution of this Agreement, and as part of the consideration therefore, expressly waived and released.

7.16    IMMUNITY OF DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY. No recourse shall be had for the enforcement of any obligation, promise or agreements of the Company contained in this Agreement for any claim based hereon or otherwise in respect hereof, against any past, present or future director, officer, employee, or agent of the Company, as such, in his or her individual capacity, or any successors, either directly or through the Company, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assignment or penalty or otherwise; it being expressly agreed and understood that no personal liability whatsoever shall attach to, or be incurred by, any such past, present or future director, officer, employee or agent of any of the Company, as such, either directly or through the Company, or any successors, under or by reason of any of the obligations, promises or agreements entered into among the Parties whether contained in this Agreement or to be implied therefrom as being supplemental hereto, and that all personal liability of that character against every such director, officer, employee, or agent is, by the execution of this Agreement, and as part of the consideration therefore, expressly waived and released; provided that the protections, immunities, waivers and releases contained herein shall not apply to any claims, costs, or liabilities caused by the fraud, willful misconduct or gross negligence of such director, officer, employee or agent of the Company.

7.17    FURTHER ASSURANCES; DEFENSE MATTERS. Each of the Public Parties agrees to do all things and take all actions required of it by this Agreement after the Signing Date to establish the Project and the Training Center during the construction of the Project and Training Center and on an ongoing basis thereafter, including without limitation the obtaining, negotiation, execution and delivery of all necessary or desirable agreements, filings, consents, authorizations, approvals, licenses or deeds. Further, notwithstanding anything to the contrary contained herein, the State agrees to timely and vigorously defend, at the sole cost and expense of the State, against any action, proceeding, challenge or suit (i) with respect to the applicability of local land use rules or regulations to the Project in any respect or (ii) assumed by the State pursuant to Section 5.2(a)(xii). The Company and its Affiliates, including without limitation, Rivian Automotive,

LLC, shall be entitled (but not required) to participate in any defense thereof but such participation shall be at the Company’s sole cost and expense. The State agrees to keep the Company reasonably informed as to the status and progress of any such action, proceeding, challenge or suit. The Parties agree to reasonably confer, consult and cooperate with respect to third-party litigation with respect to the Project. The State’s obligations with respect to actions, proceedings, challenges or suits set forth in clause (i) above shall survive termination of this Agreement.

7.18    SURVIVAL OF REPRESENTATIONS. The covenants and representations made by each of the Parties hereto and contained herein shall survive the performance of any obligations to which such covenants and representations relate.

7.19    PART, ARTICLE AND SECTION TITLES AND HEADINGS. The article and section titles and headings are for convenience only and do not define, modify or limit any of the terms and provisions hereof.

7.20    JURISDICTION. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Superior Court of Fulton County, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.7 shall be deemed effective service of process on such party.

7.21    ENTIRE AGREEMENT. This Agreement, and the exhibits, annexes and schedules attached hereto, constitute the entire agreement among the Parties hereto and supersedes any prior understandings, agreements, or representations by or among the Parties hereto, written or oral, to the extent they relate to the subject matter hereof, including without limitation the Access Agreement and the Letter Agreement among the Parties dated December 6, 2021.

7.22    AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and duly signed by an authorized representative of each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.23    COUNTERPARTS AND EFFECTIVENESS. This Agreement may be executed simultaneously in any number of counterparts, and by electronic means (including by PDF signatures, DocuSign or exchange of signatures by other electronic means), each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). To facilitate execution of this Agreement, the Parties expressly acknowledge and agree that the printed product of a facsimile or electronic transmittal of this Agreement shall be deemed to be “written” and a “writing” for all purposes and shall otherwise constitute an original document binding upon the transmitting party.

7.24    GUARANTY AGREEMENT. Rivian Automotive hereby absolutely and unconditionally guarantees to the JDA and the State the prompt and full payment of all amounts for which the Company is liable (i) for any failure to achieve and maintain such Performance Standards as described on Exhibits F, F-1 and F-2 hereto, and (ii) with respect to the Company’s obligations to indemnify and hold harmless the State or the JDA pursuant to this Agreement, the Rental Agreement, the State Lease and the New Lease, if executed, to the extent such indemnification obligations are not covered by insurance or other Company sources. The foregoing guaranties shall be absolute and unconditional and shall remain in full force and effect until the termination or expiration of this Agreement. Such obligations shall not be discharged, impaired, modified or otherwise affected upon the happening from time to time of any event whatsoever, other than the transfer of title to the Project from the JDA to the Company as a result of the exercise of the Company’s purchase option or otherwise.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date their signature was properly notarized.

RIVIAN HORIZON, LLC

By:	/s/ Robert J. Scaringe
	Title:	CEO

STATE OF ILLINOIS

COUNTY OF TAZEWELL

Before me, the undersigned, a Notary Public, in and for said county, in said state, personally appeared Robert J. Scaringe, as CEO of Rivian Horizon, LLC, whose name is signed to the foregoing Agreement, and who is known to me, being first duly sworn, acknowledged before me on this day that, being informed of the contents of said Agreement, makes oath that she, as such official and with full authority, has read the foregoing Agreement and knows the contents thereof, executed the same voluntarily for and as the act of said Company on this date.

Subscribed and sworn to before me on this the 29th day of April, 2022.

/s/ Jennica Cross
Notary Public

My Commission Expires: April 12, 2025

[Signature Page 1 of 4 to the Economic Development Agreement]

DEPARTMENT OF ECONOMIC DEVELOPMENT; STATE OF GEORGIA

By:	/s/ Pat Wilson
Pat Wilson
Commissioner

STATE OF GEORGIA

COUNTY OF FULTON

Before me, the undersigned, a Notary Public, in and for said county, in said state, personally appeared the Honorable Pat Wilson, Commissioner of the Department of Economic Development, State of Georgia, and who is known to me, being first duly sworn, acknowledged before me on this day that, being informed of the contents of said Agreement, makes oath that he, as such official and with full authority, has read the foregoing Agreement and knows the contents thereof, executed the same voluntarily for and as the act of said Department of Economic Development on this date.

Subscribed and sworn to before me on this the 2nd day of May, 2022.

/s/ Karen S. Hampton
Notary Public

My Commission Expires: December 18, 2022

[Signature Page 2 of 4 to the Economic Development Agreement]

JOINT DEVELOPMENT AUTHORITY OF JASPER COUNTY, MORGAN COUNTY, NEWTON COUNTY AND WALTON COUNTY:

By:	/s/ Jerry Silvio
Chairman

Attest:

By:	/s/ David Thompson
Secretary

(SEAL)

STATE OF GEORGIA

COUNTY OF WALTON

Before me, the undersigned, a Notary Public, in and for said county, in said state, personally appeared Jerry Silvio, as Chair of the Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County, whose name is signed to the foregoing Agreement, and who is known to me, being first duly sworn, acknowledged before me on this day that, being informed of the contents of said Agreement, makes oath that she, as such official and with full authority, has read the foregoing Agreement and knows the contents thereof, executed the same voluntarily for and as the act of said Authority on this date.

Subscribed and sworn to before me on this the 26th day of April, 2022.

/s/ Andrea P. Gray
Notary Public

My Commission Expires: July 25, 2024

[Signature Page 3 of 4 to the Economic Development Agreement]

The undersigned acknowledges this Agreement and agrees to the specific commitments and agreements made by it in Section 7.24 hereof.

RIVIAN AUTOMOTIVE, LLC

By:	/s/ Robert J. Scaringe
Title: CEO

STATE OF ILLINOIS

COUNTY OF TAZEWELL

Before me, the undersigned, a Notary Public, in and for said county, in said state, personally appeared Robert J. Scaringe, as CEO of Rivian Automotive, LLC, whose name is signed to the foregoing Agreement, and who is known to me, being first duly sworn, acknowledged before me on this day that, being informed of the contents of said Agreement, makes oath that she, as such official and with full authority, has read the foregoing Agreement and knows the contents thereof, executed the same voluntarily for and as the act of said Company on this date.

Subscribed and sworn to before me on this the 29th day of April, 2022.

/s/ Jennica Cross
Notary Public

My Commission Expires: April 12, 2025

[Signature Page 4 of 4 to the Economic Development Agreement]

EXHIBIT E

PAYMENTS IN LIEU OF PROPERTY TAX SCHEDULE

In consideration of the premises and provisions under the Rental Agreement, the Company will make PILOT Payments directly to the JDA, by electronic wire transfer to an account designated to the Company in writing, in the form of Supplemental Rent paid to the JDA, as landlord under the Rental Agreement, in the amounts set forth in the applicable column below. Each PILOT Payment is due on or before March 1st of the year shown herein. For example, the initial $1,500,000 payment under Option A will be paid to the JDA on March 1, 2023 (or the date of the Closing, if the Closing occurs after March 1, 2023).

	A	B	C	D	E	F
Year	PILOT Payments	PILOT Payments	PILOT Payments	PILOT Payments	PILOT Payments	PILOT Payments
	up to $5B of Project Bonds	between $5B and $7B of Project Bonds	between $7B and $9B of Project Bonds	between $9B and $11B of Project Bonds	between $11B and $13B of Project Bonds	between $13B and $15B of Project Bonds
2023	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2024	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2025	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2026	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2027	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2028	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2029	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2030	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2031	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2032	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2033	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2034	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000
2035	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000

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	A	B	C	D	E	F
2036	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000
2037	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000
2038	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000
2039	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2040	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2041	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2042	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2043	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2044	20,000,000	$30,000,000	$36,200,000	$43,250,000	$52,500,000	$58,250,000
2045	20,000,000	$30,000,000	$36,200,000	$43,250,000	$52,500,000	$58,250,000
2046	20,000,000	$30,000,000	$36,200,000	$43,250,000	$52,500,000	$58,250,000
2047	20,366,030	$32,912,442	$36,858,854	$43,255,266	$53,051,678	$58,348,090

The Company will initially make PILOT Payments as shown in Column A. If additional Project Bonds are issued as contemplated by Section 3.6(b) of the Agreement, then (i) Column B will be applicable if the aggregate principal amount of all Project Bonds issued is more than $5,000,000,000 but less than $7,000,000,000, (ii) Column C will be applicable if the aggregate principal amount of all Project Bonds issued is equal to or more than $7,000,000,000 but less than $9,000,000,000, (iii) column D will be applicable if the aggregate principal amount of all Project Bonds issued is equal to or more than $9,000,000,000 but less than $11,000,000,000, (iv) column E will be applicable if the aggregate principal amount of all Project Bonds issued is equal to or more than $11,000,000,000 but less than $13,000,000,000, and column F will be applicable if the aggregate principal amount of all Project Bonds issued is equal to or more than $13,000,000,000. In such event, the first year in which the Company will make PILOT Payments in accordance with Column B, Column C, Column D, Column E, or Column F, as applicable, will be the calendar year following the year in which the additional Project Bonds making such column applicable are issued. PILOT Payments are due and payable without regard to the amount of capital investment in, employment at, or operational status, of the Project. PILOT Payments are not subject to adjustment by reason of Force Majeure. The Company will be responsible for making PILOT Payments pursuant to only one column at any particular time, and the PILOT Payments in multiple columns will not be aggregated. Beginning in 2048, if the JDA continues to rent the Project to the Company under the Rental Agreement, the Company will make PILOT Payments in an amount equal to 100% of the ad valorem taxes which would be owed by the Company in the event that it, rather than the JDA, were the fee owner of the Project.

- E– 2 -

EXHIBIT F

PERFORMANCE STANDARDS FOR LAND COST AND

PROPERTY TAX INCENTIVES

COMMITMENT TABLE

Years	Investment Commitment		Jobs Commitment
2028-2047	$5,000,000,000	[1]	7,500

For each year shown in the commitment table above (the “Performance Period”), the Company shall have the goal of providing not fewer than the number of new full-time jobs for Company Employees shown in the table (the “Jobs Commitment”). The Company shall further have the goal to invest, in the aggregate, in the Project in each year of the Performance Period the amount specified on the table above (the “Investment Commitment”). Rules for satisfying the Jobs Commitment and Investment Commitment are as follows:

Rules for Satisfying the Jobs Commitment

1.    The number of new full-time jobs (“FTE positions”) shall be defined and determined, from time to time, as follows:

“FTE position” - means a job with no predetermined end date, with a regular work week of 35 hours or more for the entire normal year of Company operations and have an hourly wage of at least $20 per hour. Contract or third-party jobs will, for the purposes of the satisfaction of Jobs Commitment, be considered employees of the Company. A job may include employees of an Affiliate of the Company working at the Project.

2.    The number of FTE positions shall be calculated as provided below.

(a)    The number of jobs shall be determined based on the monthly average number of FTE positions subject to Georgia income tax withholding for the taxable year.

(b)    The monthly average number of FTE positions in a taxable year shall be determined by the following method:

(i)    for each month of the taxable year, count the total number of FTE positions of the business enterprise that are subject to Georgia income tax withholding as of the last payroll period of the month or as of the payroll period during each month used for the purpose of reports to the Georgia Department of Labor;

[1]	As such amount may be increased by the issuance of additional Project Bonds, as described in Section 3.6(b).

- F– 1 -

(ii)    add the monthly totals of FTE positions; and

(iii)    divide the result by the number of months the business enterprise was in operation during the taxable year. Jobs transferred from another Company location in Georgia and jobs replacing jobs eliminated from another Company location in Georgia may not be included in the monthly totals.

B.    Rules for Satisfying the Investment Commitment

1.    Capital investments made by the Company, including those made on its behalf, such as by developers, contractors, or Affiliates, in connection with the Project shall be counted regardless of whether such capital investment is subject to tax abatement; provided that no capital costs expended by the Public Parties under this Agreement shall be counted.

2.    Original cost, without regard to depreciation, shall be used in calculating whether the Investment Commitment is met, except as provided in the following paragraph 3 below.

3.    Transferred equipment relocated by the Company to the Project to be used as part of the equipment may be counted at net book value, or, if requested and substantiated by the Company to the JDA’s reasonable satisfaction, and approved by the JDA, its fair market value.

4.    Machinery and equipment leased to the Company under an operating lease (even though such property is not titled to the JDA and is not leased to the Company under the Lease) and other machinery and equipment owned or beneficially owned by the Company but not leased to it under the Lease, shall be counted.

5.    Costs paid for or reimbursed by any of the Public Parties shall not count towards the Investment Commitment.

The Company shall prepare and submit to the JDA an annual report, in the form attached at Exhibit F-1 (the “Annual Report”) showing compliance with the Investment Commitment and the Jobs Commitment, in accordance with this Exhibit F. The Annual Report will measure compliance with such goals as of December 31 of each year of the Performance Period and shall be submitted to the JDA by March 1 of the following year. On each Annual Report, the Company will perform the following calculations in order to determine whether any amounts are payable to the Public Parties for the applicable year (a “Recoupment Payment”):

If, for any year in the Performance Period, the number of full-time jobs at the Project is less than the Jobs Commitment that is applicable to such year, the actual number of such full-time jobs shall be divided by the applicable Jobs Commitment and converted to a percentage to determine the “Jobs Attainment Percentage” for such year.

- F– 2 -

If, for any year in the Performance Period, the cumulative amount of capital investment by the Company in the Project is less than the Investment Commitment that is applicable to such year, the actual amount of such investment shall be divided by the applicable Investment Commitment and converted to a percentage to determine the “Investment Attainment Percentage.”

Notwithstanding the foregoing, (i) if the calculation of the Jobs Attainment Percentage would produce a percentage in excess of 100%, such percentage may not exceed 110% for the purpose of these calculations, and (ii) if the calculation of the Investment Attainment Percentage would produce a percentage in excess of 100%, such percentage may not exceed 100% for the purpose of these calculations.

The average of the Jobs Attainment Percentage and the Investment Attainment Percentage shall be the “Average Attainment Percentage.” In the event such Annual Report reflects that the Average Attainment Percentage equals or exceeds 80%, then no Recoupment Payment shall be owed to the Public Parties for the relevant year.

If the Average Attainment Percentage is less than 80%, then the Average Attainment Percentage shall be subtracted from 100% and the resulting percentage shall be multiplied by the “Annual Assistance Amount,” and the result shall be the Recoupment Payment owed for such year. For these purposes, the Annual Assistance Amount is calculated by multiplying the Total Value of each incentive in the Incentives Table below by the Annual Percentage applicable to each such Incentive in the Incentives Table below, and adding together the amounts for all incentives.

The Company’s obligations to make Recoupment Payments are subject to Force Majeure only as follows. In the case of a Force Majeure event occurring after the commencement of the Performance Period, the Company shall notify the Public Parties in writing of such event as required by Section 7.3, which writing shall indicate (i) what the event of Force Majeure is, (ii) the date of the commencement of the event, and (iii) that the Force Majeure event is the proximate cause of the requirement to make Recoupment Payments. In such event, the Company will be excused only from its obligation to make any Recoupment Payment during the continuance of such Force Majeure Event, provided however that in no event will the Company be excused from its obligations for a period exceeding two (2) years unless the JDA consents to a longer period in its sole discretion. The foregoing notwithstanding, the Company may not claim the benefit of Force Majeure more than twice with respect to Recoupment Payments unless the JDA consents in its sole discretion. No Force Majeure event will impact in any way the obligation of the Company to make PILOT Payments.

In the event a Recoupment Payment is owed with respect to the first year of the Performance Period (2028), additional Recoupment Payments shall be calculated and owed for the prior three years (2025-2027) using the same Average Attainment Percentage calculated for 2028. In that event, the total amount owed by the Company by April 1, 2029 shall be the total of all four (4) of such Recoupment Payments for years 2025-2028.

[Remainder of Page Intentionally Left Blank; Incentives Table follows]

- F– 3 -

INCENTIVES TABLE

SECTION	INCENTIVE	TOTAL VALUE	ANNUAL PERCENTAGE	RECOUPMENT PAYMENT (SUPPLEMENTAL RENT) PAID TO
2.1(a)	Rented Land (665.17 acres contributed by JDA at $50,000 per acre)	$33,258,500	4.0%	JDA
2.1(a)	Rented Land (1,312.83 acres acquired with State funds at $50,000 per acre)	$65,641,500	4.0%	State
	Land Improvements (grading, wetlands mitigation)	$46,737,753	4.0%	State
3.6(l)	Estimated Annual Property Tax Savings	Estimated Savings as Calculated in the footnote below[2]	100%	JDA

If any Company Report due on or after March 1, 2029 shows a Jobs Attainment Percentage of 20% or less, then the Company shall calculate and make a special Recoupment Payment in lieu of the Recoupment Payment described above (a “Special Recoupment Payment”). Such Special Recoupment Payment will be the sum calculated as follows: (i) with regard to the two Rented Land incentives and the Land Improvements incentive set forth in the Incentives Table (together,

[2]

Estimated Annual Property Tax Savings will be calculated as follows: For each year in which a Recoupment Payment or a Special Recoupment Payment is owed, the Company will prepare and submit to the JDA, together with its Annual Report, (i) a pro-forma return of real property on Georgia Department of Revenue Form PT-50R with respect to that portion of the Project consisting of real property, and a pro-forma business personal property tax return on Georgia Department of Revenue Form PT-50P with respect to that portion of the Project consisting of personal property. The Company shall then determine, using then applicable millage rates, the amount of ad valorem property tax which would be owed by the Company if it were the fee simple owner of the Project rather than the JDA (the “Estimated Tax Amount”). The Estimated Annual Property Tax Savings for such year shall be the Estimated Tax Amount less any regularly scheduled PILOT Payments actually paid by the Company in such year. The Company will then use the Estimated Annual Property Tax Savings in its calculation of the Recoupment Payment in the Annual Report. The forms submitted by the Company shall be complete and accurate, and the forms and calculations made hereunder shall be subject in all respects to review and confirmation by the JDA and the Assessing BOA. The Company will provide to the JDA and the Assessing BOA such additional information as may be reasonably requested in order to determine the accuracy of such pro-forma returns and calculations. The JDA shall provide the Company the all millage rate information necessary to complete the calculations upon request.

- F– 4 -

the “Total Land Cost”), the Total Value of each such incentive will be multiplied by (A) 4.0% and (B) the number of full or partial years from the year in which the Special Recoupment Payment is owed, to and including 2047, plus (ii) the Estimated Annual Property Tax Savings, calculated pursuant to the Incentives Table above and the footnote referenced therein. The sum of the amounts calculated pursuant to (i) and (ii) in this paragraph shall be the Special Recoupment Payment owed.

For each year following the first year for which a Special Recoupment Payment is owed, the PILOT Payments called for on Exhibit E hereto will no longer be applicable, and no additional Recoupment Payments will be owed. Instead, for each such year during which the Rental Agreement remains in place, the Company will make a PILOT Payment equal to 100% of property taxes which would be due and owing for such year if the Company were the fee simple owner of the Project rather than the JDA. In the event the Rental Agreement is terminated, no PILOT Payments will be owed hereunder, and the Company will pay normal ad valorem property taxes with respect to the Project.

Each Recoupment Payment or Special Recoupment Payment will be paid by the Company as Supplemental Rent under the Rental Agreement not later than April 1 of the year of required calculation. The Company will make such payments either to the JDA, or to the State (at the direction of JDA as landlord), as indicated in the incentives table above.

If the Company fails to pay any Recoupment Payment when due, interest shall be paid by the Company thereon at the rate of 7% per annum (or such lesser rate determined by the JDA) until paid.

Examples of calculations of Recoupment Payments are included on Exhibit F-2 hereto.

- F– 5 -